Exhibit 10.1


                                      ETP

                   ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC.

                     (Incorporated in the State of Delaware)

                                  ------------

                                 EXCHANGE OFFER

                                  ------------

                     Up to 10,553,603 Shares of Common Stock

          in exchange for all outstanding Securitized Equipment Leases

    ($816,000 principal amount outstanding plus accrued interest to October 15,
                                      2001)

                                  ------------

                               THE EXCHANGE OFFER

            WILL EXPIRE AT 5:00 P.M., CENTRAL DAYLIGHT SAVINGS TIME,

                      ON OCTOBER 22, 2001, UNLESS EXTENDED

                                  ------------

     Entertainment Technologies & Programs, Inc., a Delaware corporation ("ETPI" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Exchange Offer and the accompanying Letter of Transmittal, to exchange $844,288 of securitized equipment lease obligations, consisting of $816,000 aggregate principal amount and $28,288 of accrued interest through October 15, 2001 (the "Securitized Equipment Leases"), for up to 10,553,603 shares of our common stock based on a price per share equal to 75% of the average of the closing prices of our common stock for the 60-day period beginning September 17, 2001 and ending November 15, 2001; provided however, in no event will the Exchange Price be less than $0.08 per share or greater than $0.12 per share (the "Exchange Price"). Our common stock is traded on the Over-The-Counter Electronic Bulletin Board under the symbol "ETPI." On September 25, 2001, the last reported sale price for our common stock on the Over-The-Counter Electronic Bulletin Board was $0.09 per share. As soon as practicable after the closing of this Exchange Offer, we will file a registration statement under the Securities Act of 1933 (the "Securities Act") relating to the shares of common stock to be received in this Exchange Offer and the resale thereof (the "Registration Statement") and will endeavor to keep such registration statement effective for as long as necessary for the Holders to sell their shares of common stock received pursuant to this Exchange Offer. The Company will provide to each holder of one or more of the Securitized Equipment Leases (the "Holder") copies of the prospectus, notify each Holder when a Registration Statement for the common stock has become effective and take certain other actions as are required to permit the resale of the common stock. A Holder that sells its common stock pursuant to a Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

     Subject to certain conditions, the Company will accept for exchange any and all Securitized Equipment Leases that are validly tendered on or prior to 5:00 p.m., Central Daylight Savings Time ("CDT"), on the date the Exchange Offer expires, which will be October 22, 2001 unless the Exchange Offer is extended (the "Expiration Date"). In the event that the Exchange Offer is extended, it will remain in effect for a maximum of 30 additional business days, including all extensions. Tenders of Securitized Equipment Leases may be withdrawn at any time prior to 5:00 p.m. CDT on the Expiration Date, unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Securitized Equipment Leases being tendered for exchange. However, the Exchange Offer is subject to certain conditions that may be waived by the Company. The Company has agreed to pay the expenses of the Exchange Offer.

     The Company believes that none of the registered holders of the Securitized Equipment Leases is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. Holders of Securitized Equipment Leases whose Securitized Equipment Leases are not tendered and accepted in the Exchange Offer will continue to hold such Securitized Equipment Leases and will continue to be entitled to all the rights that existed prior to the Exchange Offer.

     The Company will not receive any proceeds from, and has agreed to bear all expenses of the Exchange Offer. No dealer-manager is being used in connection with the Exchange Offer. However, the Company may pay to certain parties consulting fees payable in shares of restricted common stock of the Company for their assistance in distributing information describing the exchange of Securitized Equipment Leases into shares of common stock.

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF SECURITIZED EQUIPMENT LEASES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS EXCHANGE OFFER NOR ANY EXCHANGE MADE PURSUANT HERETO SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION.
NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS EXCHANGE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS EXCHANGE OFFER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS EXCHANGE OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS EXCHANGE OFFER NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE HEREOF NOR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

              The date of this Exchange Offer is September 26, 2001

                            FOR ALL HOLDERS OF LEASES
                            -------------------------

     THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, OR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING DESCRIBED HEREIN OR THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     THE SECURITIES DESCRIBED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                              FOR ARIZONA RESIDENTS
                              ---------------------

     THE OFFERING AND SALE OF SECURITIES DESCRIBED HEREIN IS MADE TO EXISTING SECURITY HOLDERS OF THE ISSUER IN ARIZONA IN RELIANCE ON THE EXEMPTION CONTAINED IN SECTION 44-1844 OF THE SECURITIES ACT OF ARIZONA AND SECTION R14-4-101 OF THE RULES AND REGULATIONS ADOPTED BY THE ARIZONA CORPORATION COMMISSION.

                             FOR LOUISIANA RESIDENTS
                             -----------------------

     THE OFFERING AND SALE OF SECURITIES DESCRIBED HEREIN IS MADE TO EXISTING SECURITY HOLDERS OF THE ISSUER IN LOUISIANA IN RELIANCE ON THE EXEMPTION CONTAINED IN SECTION 51:709(8) OF THE LOUISIANA CORPORATION LAWS.

                          FOR NORTH CAROLINA RESIDENTS
                          ----------------------------

     THE OFFERING AND SALE OF SECURITIES DESCRIBED HEREIN IS MADE TO EXISTING SECURITY HOLDERS OF THE ISSUER IN NORTH CAROLINA IN RELIANCE ON THE EXEMPTION CONTAINED IN SECTION 78A-17(11) OF THE NORTH CAROLINA GENERAL STATUTES.

                           FOR PENNSYLVANIA RESIDENTS
                           --------------------------

     THE OFFERING AND SALE OF SECURITIES DESCRIBED HEREIN IS MADE TO EXISTING SECURITY HOLDERS OF THE ISSUER IN PENNSYLVANIA IN RELIANCE ON THE EXEMPTION CONTAINED IN SECTION 203(70 P.S. 1-203)L OF THE PENNSYLVANIA BUSINESS CORPORATION LAW.

                          FOR SOUTH CAROLINA RESIDENTS
                          ----------------------------

     THE OFFERING AND SALE OF SECURITIES DESCRIBED HEREIN IS MADE TO EXISTING SECURITY HOLDERS OF THE ISSUER IN SOUTH CAROLINA IN RELIANCE ON THE EXEMPTION CONTAINED IN SECTION 35-1-320(11) OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT.

                               FOR TEXAS RESIDENTS
                               -------------------

     THE OFFERING AND SALE OF SECURITIES DESCRIBED HEREIN IS MADE TO EXISTING SECURITY HOLDERS OF THE ISSUER IN TEXAS IN RELIANCE ON THE EXEMPTION CONTAINED IN SECTION 5.E OF THE TEXAS SECURITIES ACT AND SECTION 109.1 OF THE REGULATIONS OF THE STATE SECURITIES BOARD.

                                                 TABLE OF CONTENTS

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
SUMMARY FINANCIAL AND OPERATING DATA . . . . . . . . . . . . . . . . . . . .   6
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
EXCHANGE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
MARKET FOR OUR COMMON EQUITY . . . . . . . . . . . . . . . . . . . . . . . .  16
DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA. . . . . . . .  17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . . . .  33
DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . .  33
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
CONSOLIDATED FINANCIAL STATEMENTS WITH REPORT OF INDEPENDENT ACCOUNTANTS FOR
THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999. . . . . . . . . . . . . . . . .  F-1
UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS FOR THE THREE MONTHS
AND NINE MONTHS ENDED JUNE 30, 2001 AND 2000 . . . . . . . . . . . . . . . . F-18

                                     SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Exchange Offer. As used in this Exchange Offer, unless the context otherwise requires, references to the "Company" or "ETPI" mean, collectively, Entertainment Technologies & Programs, Inc. and its consolidated subsidiaries. References to any historical fiscal year refer to the 12 months ending on September 30 of such year. This Exchange Offer contains forward-looking statements that involve risks and uncertainties, including, without limitation, statements regarding the Company's planned promotional activity, expected operating results and the availability of funds. The Company's actual results could differ materially from the results anticipated in those forward-looking statements as a result of numerous factors, including those set forth under "Risk Factors" and elsewhere in this Exchange Offer.

                               THE EXCHANGE OFFER

     Between February 2000 and March 2001, we entered into a number of Securitized Equipment Lease agreements with various parties aggregating
$816,000. These Securitized Equipment Leases are for laser tag systems, audio-visual systems and other equipment used in the ordinary course of our business. The Exchange Offer relates to the exchange of $844,288 of Securitized Equipment Lease obligations, consisting of $816,000 aggregate principal amount of Securitized Equipment Leases and $28,288 of accrued interest through October 15, 2001, for up to 10,553,603 shares of our restricted common stock based on an Exchange Price equal to 75% of the average of the closing prices of our common stock for the 60-day period beginning September 17, 2001 and ending November 15, 2001; provided however, in no event will the Exchange Price by less than $0.08 per share or greater than $0.12 per share. As soon as practicable after the closing of this Exchange Offer, we will file a registration statement under the Securities Act relating to the shares of restricted common stock to be received in the Exchange Offer and the resale thereof and will endeavor to keep such Registration Statement effective for as long as necessary for the Holders to sell their shares of common stock received pursuant to this Exchange Offer. The Company will provide to each Holder copies of the prospectus, notify each Holder when a Registration Statement for the common stock has become effective and take certain other actions as are required to permit the resale of the common stock. A Holder that sells its common stock pursuant to a Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

                                   THE COMPANY

     Entertainment Technologies & Programs, Inc., is a 23-year-old vertically integrated entertainment and amusement game company. We are strategically positioned as the provider of a comprehensive array of entertainment products and services to both the military and the civilian markets. We are primarily engaged in the design and construction of nightclub facilities in military venues and the provision of entertainment services within these facilities, the retail sale of professional sound and lighting equipment through catalogs and the internet, the installation and operation of amusement game equipment, and the promotion and production of live performances.

     We operate approximately 110 entertainment systems within nightclub venues on 40 U.S. military bases located in the United Sates, Europe and Asia. We are the only supplier of entertainment services on U.S. military bases worldwide to have been awarded AFNAF (Armed Forces Non Appropriated Fund) contracts and the first service company ever to be awarded such AFNAF status. AFNAF contracts allow us to obtain business from the various branches of the military without entering into competitive bids, a process typically required of most independent government contractors and service providers. Through our renewable AFNAF contracts and many years of reliable and quality services, we have developed very strong relationships with base commanders and venue coordinators, and have become the leading independent entertainment provider to U.S. military bases. In addition to military markets, we have the opportunity to exploit our success through expansion into commercial markets, both domestically and internationally, utilizing our valuable experience and developed expertise.

     We provide our services through three wholly-owned subsidiaries as follows:

     1. NiteLife Military Entertainment, Inc. The development, management and operation of entertainment systems within nightclubs, located on U. S. military bases throughout the world, and the designing, planning, promotion, and production of live performances and other entertainment bookings in both the military and the civilian markets.

     2. Performance Sound & Light, Inc. The design, installation and retail sale of professional sound and lighting equipment through mail order catalogs, the internet and direct sales targeting the military market through AFNAF purchase agreements and civilian consumer markets.

     3. Hero's Family Fun Entertainment, Inc. The ownership, installation and operation of amusement equipment in company-owned and operated facilities and the design and construction of such entertainment facilities.

     Our principal executive offices are located at 17300 Saturn Lane; Suite 111, Houston, Texas 77058, and our telephone number is (281) 486-6115. Our facsimile number is (281) 486-6155.

                               RECENT DEVELOPMENTS

     Effective August 16, 2001, Gobind Sahney resigned as a director of the Company. On September 21, 2001, and as a result of the financing described below, the Company's Board of Directors elected Mr. George C. Woods and Mr. Gabriel Albert Martin as directors of the Company. Mr. Woods is currently the President and Chief Financial Officer of the Company and has been with the Company since June 2000. Mr. Woods has considerable experience in consolidation transactions, capital formation, IPO's and mergers and acquisitions. Mr. Martin currently, serves as President and Director of Gabriel's Inc., which owned and operated the world-renowned Swiss Chalet Restaurant, among many other restaurant establishments, and currently owns several rental properties, develops raw land, and has several interests in oil and gas properties, among other investments. In addition, Mr. Martin has served as a member of the board of director of Magna Flux, Inc., as well as a member of the board of director of InterFirst Bank in Houston, Texas.

     On  September  5,  2001,  the  Company  borrowed  $200,00  through  a  12%
Convertible Promissory Note due September 5, 2003. The 12% Convertible Promissory Note is convertible at any time at the option of the holder at $0.07 per share of common stock. It is convertible at the option of the Company at any time after the closing bid price of our common stock has been $0.30 or greater for 20 or more consecutive trading days. The 12% Convertible Promissory
Note  is  redeemable  at  any time at various redemption prices during its term.


                             TERMS OF EXCHANGE OFFER

The  Exchange Offer . . . . . Up  to  10,553,603 shares of our common stock will be issued in exchange for up to $816,000 aggregate principal amount of Securitized Equipment Leases and $28,288 of accrued interest through October 15, 2001 that has been validly tendered pursuant to the Exchange Offer. As of the date hereof, $816,000 in aggregate principal amount of Securitized Equipment Leases are outstanding. The Company will issue the restricted common stock to tendering holders of Securitized Equipment Leases on or promptly after the Expiration Date.

Resale  of the Common Stock . As  soon  as practicable after the closing of this
                              Exchange Offer, we will file a registration statement under the Securities Act of 1933 (the "Securities Act") relating to the shares of restricted common stock to be received in the Exchange Offer and the resale thereof and will endeavor to keep such Registration Statement effective for as long as necessary for the Holders to sell their shares of common stock received pursuant to this Exchange Offer. The Company will provide to each Holder copies of the prospectus, notify each Holder when a Registration Statement for the common stock has become effective and take certain other actions as are required to permit the resale of the common stock.

Expiration  Date . . . . . .  The  Exchange  Offer will expire at 5:00 p.m. CDT, on October 22, 2001, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. The Company will accept for exchange any and all Securitized Equipment Leases that are properly tendered in the Exchange Offer prior to 5:00 p.m. CDT, on the Expiration Date. If any tendered Securitized Equipment Leases are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, such unaccepted Securitized Equipment Leases will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

Accrued Interest
on the Securitized
Equipment Leases. . . . . . . All accrued and unpaid interest on the Securitized
                              Equipment Leases that are properly tendered in the Exchange Offer will be paid through October 15, 2001. Interest on each Securitized Equipment Lease accepted for exchange will cease to accrue after October 15, 2001. Securitized equipment leases that are properly tendered in the Exchange Offer will be cancelled immediately thereafter.

Termination of the
Exchange Offer. . . . . . . . The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any injunction, order or decree by any court or governmental agency, any new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation, or the failure to obtain any necessary approvals of governmental agencies or Holders of the Securitized Equipment Leases. The Company does not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur.

Procedures for
tendering Securitized
Equipment Leases. . . . . . . Each  Holder  of  Securitized  Equipment  Leases
                              wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail by certified mail, Federal Express or United Parcel Service such Letter of Transmittal, or such copy, and any other required documentation, to the Company at the address set forth herein and therein. Pursuant to the Exchange Offer, the Company is required to file a registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act in respect of the Common Stock of any Holder that receives Common Stock in the Exchange Offer.

Withdrawal Rights . . . . . . Tenders  of  Securitized Equipment Leases pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

Acceptance of Securitized
Equipment Leases
And Delivery of
Common  Stock . . . . . . . . Subject to certain conditions (as summarized above in "Termination of the Exchange Offer"), the Company will, unless such Securitized Equipment Leases are withdrawn in accordance with the withdrawal rights specified in "Withdrawal Rights" above, accept for exchange any and all Securitized

                              Equipment Leases which are properly tendered in the Exchange Offer prior to 5:00 p.m., Houston time, on the Expiration Date.

Fees. . . . . . . . . . . . . We  may  pay  to  certain  parties fees payable in shares of restricted common stock of the Company for their assistance in distributing information describing the Exchange Offer.

Consequences of
Failure to Exchange . . . . . Securitized Equipment Leases that are not tendered or that are not properly tendered will, following the completion of the Exchange Offer, continue to retain all of the rights that existed prior to the Exchange Offer. HOWEVER, THE COMPANY DOES NOT HAVE THE ABILITY TO CONTINUE TO PAY INTEREST ON SUCH SECURITIZED EQUIPMENT LEASES. IN ADDITION, THE COMPANY IS UNABLE TO RAISE SUFFICIENT CASH THROUGH OPERATIONS, BORROWINGS OR ISSUANCES OF ITS COMMON STOCK TO REPURCHASE THE SECURITIZED EQUIPMENT LEASES OR MEET ANY OTHER OBLIGATIONS THEREUNDER.

Company Information . . . . . The  address  of  the  Company  is:  Entertainment
                              Technologies & Programs, Inc.; 17300 Saturn Lane; Suite 111; Houston, Texas 77058; Attention:
                              Exchange Offer. For information with respect to the Exchange Offer, the telephone number for the Company is (281) 486-6115 and the facsimile number for the Company is (281) 486-6155.

                         DESCRIPTION OF THE COMMON STOCK

Securities  Offered . . . . . Up  to  10,553,603  shares  of  restricted  common stock, which, upon the consummation of this Exchange Offer, the Company will immediately endeavor to register such restricted stock for resale.

Use  of  Proceeds . . . . . . We will not receive any proceeds from the issuance of the common stock pursuant to this Exchange Offer. In consideration for issuing the common stock as contemplated herein, we will receive in exchange the Securitized Equipment Leases. The Securitized Equipment Leases surrendered in exchange for the common stock will be canceled. Accordingly, issuance of the common stock will decrease the capital lease and associated accrued interest obligations of the Company.

Over-The-Counter
Electronic Bulletin
Board  Symbol . . . . . . . . ETPI

Risk  Factors . . . . . . . . Prospective  investors  should  carefully consider all the information set forth in this Exchange Offer and, in particular, should evaluate the specific factors set forth under "Risk Factors" before purchasing any of the Shares.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The information presented below, except nightclub data, for, and at the end of, each of the years in the two-year period ended September 30, 1999 and 2000 is derived from the consolidated financial statements, which have been audited by Ham, Langston & Brezina, L.L.P., independent auditors. The information presented below, except nightclub data, for, and at the end of, each of the nine month periods ended June 30, 2000 and 2001 is derived from the consolidated financial statements, which have been reviewed by Ham, Langston & Brezina, L.L.P., independent auditors.

     The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements at June 30, 2000 and June 30, 2001 and for each of the years in the three year period ended September 30, 1999 and 2000 and the related notes and Independent Auditors' Report, which are included elsewhere in this Exchange Offer.

                                         FOR THE TWELVE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                                              SEPTEMBER 30,                      JUNE 30,
                                      -------------------------------  ---------------------------
                                           1999            2000             2000          2001
                                      --------------  ---------------  --------------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues . . . . . . . . . . . . . .  $   5,153,961   $    4,817,594   $   3,747,750   $2,535,312
Gross margin . . . . . . . . . . . .      2,268,376        2,363,308       1,716,615    1,272,490
General & administrative expenses. .      3,018,379        3,067,203       1,354,892    1,212,144
Net income (loss). . . . . . . . . .     (3,830,948)      (2,226,489)       (772,656)    (428,000)
Net income (loss) per share. . . . .          (0.12)           (0.06)          (0.02)       (0.01)

OTHER DATA:
EBITDA(1). . . . . . . . . . . . . .  $    (750,003)        (703,895)  $     361,723       60,346
Capital expenditures . . . . . . . .        861,142          324,077         254,952      357,374

STORE DATA:
Military bases serviced. . . . . . .             42               42              41           41
NiteLife venues on bases . . . . . .            106              107             106          106


                                            FOR THE NINE MONTHS
                                            ENDED JUNE 30, 2001
                                      -------------------------------
                                          ACTUAL       AS ADJUSTED(2)
                                      --------------  ---------------
BALANCE SHEET DATA (AT PERIOD END):
Working capital. . . . . . . . . . .  $  (2,555,780)  $   (2,184,755)
Total assets . . . . . . . . . . . .      2,800,311        2,800,311
Current liabilities (3). . . . . . .      3,315,723        2,944,698
Long-term liabilities. . . . . . . .        444,975               --
Shareholders' equity (deficit) . . .       (960,387)        (144,387)

----------------
(1) Earnings before interest income, interest expense, (gain) loss on property transactions, discontinued operations, extraordinary items, depreciation, amortization and income taxes.

(2) Assumes that the Holders exchange $816,000 aggregate principal amount of Securitized Equipment Leases and $28,288 of accrued interest through October 15, 2001 for 10,553,603 shares of Common Stock of the Company.

(3) Of the $816,000 aggregate principal amount of Securitized Equipment Leases, $371,025 is current liabilities and $444,975 is long term liabilities.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS DOCUMENT BEFORE YOU DECIDE WHETHER TO EXCHANGE YOUR SECURITIZED EQUIPMENT LEASE FOR OUR COMMON STOCK. THE RISKS SET FORTH BELOW ARE IN ADDITION TO RISKS THAT APPLY TO MOST BUSINESSES, INCLUDING RISKS OF COMPETITION, INABILITY TO COLLECT RECEIVABLES AND RELIANCE ON OUR KEY EMPLOYEES.

WE  HAVE  A  RECENT  HISTORY  OF  INCURRING  NET  LOSSES.

     The Company has recently experienced substantial net losses. For the years ending September 30, 1999 and 2000, the Company incurred net losses of $3,830,948 and $2,226,489, respectively. For the nine month period ending June 30, 2000 and 2001, the Company incurred net losses of $772,656 and $428,000, respectively. Although the Company has implemented a restructuring and turnaround strategy and expects to eliminate net losses in the near future, there can be no assurance that management will be successful in this endeavor. Furthermore, there can be no guarantee as to the Company's ability to continue to pay interest on its Securitized Equipment Leases or the ability of the Company to meet any other obligations under the Securitized Equipment Leases. In addition, there can be no guarantee as to the Company's ability to raise sufficient cash through operations, borrowings or issuances of its common stock to repurchase the Securitized Equipment Leases or meet any other obligations thereunder.

THE  LOSS  OF  AFNAF  CONTRACTS  COULD  HAVE  A  NEGATIVE  IMPACT ON OPERATIONS.

     The Company's dealings with the U. S. government, specifically the Department of Defense ("DOD") and the various branches of the military, are contracted through the Air Force Non Appropriated Fund Purchasing Office ("AFNAFPO"). This type of contract allows the Company to contract with the service branches of the military without going through the competitive bidding process each time. The Company has been awarded two AFNAF contracts. These contracts are typically renewed annually. There can be no assurances that the DOD will renew these contracts. Should such contracts not be renewed, the Company will be required to bid competitively for each contract it enters into with each military base individually. However, the Company received AFNAF numbers in each of 1993 and 1995, and has renewed each number annually without issue. The Company currently has no known issues with AFNAFPO and has recently renewed both AFNAF numbers.

WE  COMPETE  AGAINST  A  WIDE  VARIETY  OF  ENTERTAINMENT  CHOICES.

     We compete against a wide variety of concepts vying for leisure time and entertainment spending. These competing concepts encompass a broad spectrum of entertainment opportunities, including family entertainment centers, theme, water and amusement parks, sports attractions; movie theaters, nightclubs, concert events, and other in-home and out-of-home entertainment activities. Our business is subject to factors that affect the recreation and leisure industries generally, such as general and local economic conditions, demographic trends, consumer tastes, and changes in consumer spending habits, over which we have no control.

     Due to our unique status resulting from our AFNAF contracts, we believe we possess a competitive advantage when providing entertainment services and products to the military markets since we do not have to bid on those opportunities. However, the downsizing of the military, which began in the 1990's, will continue to reduce the total number of military installations that remain open and possibly limit the future growth of NiteLife. Substantially all of the business conducted through our NiteLife and PS&L subsidiaries comes through the use of our AFNAF contracts.

     Hero's competes in the pay-for-play children's entertainment center industry by targeting its activities and programming to children ages two to sixteen. The principal competitive factors of a family entertainment center include location, price, the uniqueness and perceived quality of the attractions and amusement games, the atmosphere and cleanliness of the facility and the quality of its food and entertainment. This industry is affected by general and local economic conditions, demographic trends and consumer tastes over which the Company has no control. Consumer tastes, in particular, are subject to rapid changes which could result in the Company's activities falling out of favor with its target customers, requiring it to invest in new equipment for family entertainment centers. The Company's future revenues will depend to a significant extent upon its ability to respond to changes in consumer tastes. The performance of individual family entertainment centers may be affected by a variety of factors such as the location of competing facilities, increased labor and employee benefit costs and the availability of experienced management and hourly employees.

     Competitive market conditions, including the emergence of significant new competitors, could materially adversely affect the Company's ability to improve its results of operations. Such new competitors, and certain existing competitors have or may have longer operating histories, substantially greater name recognition and more extensive financial, technical, marketing, sales and distribution resources. There can be no assurance that the Company will be able to compete successfully against existing and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition.

OUR BUSINESS IS HIGHLY SENSITIVE TO PUBLIC TASTES AND DEPENDENT ON OUR ABILITY TO SECURE POPULAR ARTISTS, LIVE ENTERTAINMENT EVENTS AND VENUES.

     As a participant in the live entertainment industry, our ability to generate revenues is highly sensitive to rapidly changing public tastes and dependent on the availability of popular performers and events. Since we rely on unrelated parties to create and perform live entertainment content, any lack of availability of popular musical artists and other performers could limit our ability to generate revenues. In addition, we require access to venues to generate revenues from live entertainment events.

LOCAL CONDITIONS, DISTURBANCES, EVENTS AND NATURAL DISASTERS CAN ADVERSELY IMPACT TRAFFIC COUNTS AT FAMILY ENTERTAINMENT CENTERS.

     Lower traffic counts may also be caused by other local conditions or events. In addition, since our family entertainment centers are near major urban areas and appeal to teenagers and young adults, there may be disturbances at one or more family entertainment centers which negatively affect our image. This may result in lower attendance at the affected family entertainment center. We work with local police authorities on security-related precautions to prevent these types of occurrences. We can make no assurance, however, that these precautions will be able to prevent any disturbances.

WE  ARE  SENSITIVE  TO  NEGATIVE  PUBLICITY.

     The Company's target market of two to sixteen year old children and families with small children is potentially highly sensitive to adverse publicity. There can be no assurance that the Company will not experience negative publicity regarding one or more of its family entertainment centers. The occurrence of negative publicity regarding one or more of the Company's locations could materially and adversely affect the Company's image with its customers and its results of operations.

AN  INCREASE  IN  LABOR  COSTS  COULD  REDUCE  OUR  INCOME  FROM  OPERATIONS.

     We are dependent upon the available labor pool of unskilled and semi-skilled employees. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. Numerous proposals have been made on state and federal levels to increase minimum wages. A shortage in the labor pool or other general inflationary pressures or changes in applicable laws and regulations could increase labor costs, which could have a material adverse effect on our income from operations.

OUR RESULTS OF OPERATIONS MAY EXPERIENCE FLUCTUATION DUE TO SEASONALITY AND OTHER FACTORS.

     The Company has experienced, and in the future could experience, quarterly variations in revenues as a result of a variety of factors, many of which are outside the Company's control, including the timing and number of new family entertainment center openings, the timing and number of new or renewed contracts with the military, the timing of capital investments in existing locations, unfavorable weather conditions and natural disasters. The Company typically experiences lower net sales in the first and second quarters than in the third and fourth quarters. If revenues are below expectations in any given quarter, the Company's operating results would likely be materially adversely affected for that quarter.

WE  ARE  DEPENDENT  ON  THE  SERVICE  OF  KEY  PERSONNEL.

     Our success depends upon the continuing contributions of our executive officers and other key operating personnel, including James D. Butcher, our Chairman and Chief Executive Officer, and George C. Woods, our President and Chief Financial Officer. The complete or partial loss of their services or the services of other key personnel could adversely affect our business. Although we have entered into employment agreements with Mr. Butcher and Mr. Woods, we cannot be certain that we will be able to retain their services during this or any subsequent period. Mr. Butcher and Mr. Woods are in good health; however, their retirement, disability or death could have a significant adverse impact on the Company's business.

     The Company's success will also depend upon its ability to retain and attract additional skilled management personnel to its senior management team and at its operational level. Management anticipates the hiring of additional personnel to assist it in implementing its plan of operations. There can be no assurance that the Company will be able to attract and train key employees to implement its business plan.

WE MAY BE UNSUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGIES.

     The Company's continued growth depends, to a significant degree, on its ability to successfully implement its growth strategies. Among such strategies, the Company plans to continue to open new family entertainment centers in selected markets. The opening and success of such new Hero's family entertainment centers will depend on various factors, including the availability of suitable sites, the negotiation of acceptable lease terms for such locations, the ability to meet construction schedules, the ability of the Company to manage such expansion and hire and train personnel, as well as general economic and business conditions. The ability of the Company to successfully open new family entertainment centers will also depend upon the availability of sufficient funds for such purpose, including funds from operations, future debt financings, future equity offerings or a combination thereof. There can be no assurance that the Company will be successful in opening and operating new family entertainment centers on a timely or profitable basis. The Company's growth is also dependent on management's ability to continually evolve and update the Company's concept to anticipate and respond to changing customer needs and competitive conditions. There can be no assurance that management will be able to successfully anticipate changes in competitive conditions or customer needs or that the market will accept the Company's concepts.

     In addition, we plan to expand the number of bases on which we operate entertainment systems. Our ability to successfully expand our NiteLife and PS&L operations is highly dependent on our ability to raise sufficient capital to fund the acquisition and installation of additional entertainment systems on such bases.

WE MAY NOT BE ABLE TO MANAGE OR INTEGRATE FUTURE ACQUISITIONS.

     The acquisition and successful integration of additional live entertainment and related businesses are key elements of our operating strategy. We have experienced significant difficulties through acquisitions made in the past. Management believes problems arising out of such endeavors have been corrected and will continue to consider acquisition opportunities that may arise in the future. These acquisitions could place a future strain on our operations. Our ability to manage future acquisitions will depend on our ability to successfully evaluate new markets and investments, monitor operations, control costs, maintain effective quality controls, expand our internal management and technical and accounting systems and integrate acquired businesses into our company. As you evaluate our prospects, you should consider the many risks we will encounter during the process of integrating those businesses that may be acquired in the future, including:

     - the distraction of management's attention from other business concerns;

     - our entry into markets and geographic areas where we have limited or no experience;

     - the potential loss of key employees or customers of the acquired businesses; and

     - the potential inability to integrate controls, standards, systems and personnel.

     Although our management has significant experience, we may be unable to effectively integrate businesses we expect to acquire in the future without encountering the difficulties described above. Failure to effectively integrate such businesses could have a material adverse effect on our business, prospects, results of operations or financial condition. In addition, the combined companies may not benefit as expected from the integration.

     To fund future acquisitions, we may need to borrow more money or assume the debts of acquired companies, or issue more stock, which may dilute the value of our existing common stock. To incur any additional debt, we must comply with the restrictions contained in any indebtedness we may have at that time. If these restrictions are not met and we do not receive necessary consents or waivers of these restrictions, we may be unable to make future acquisitions.

     If we do purchase additional businesses, it may negatively affect our earnings, at least in the short term. We may have to amortize expenses related to goodwill and other intangible assets. Further, we cannot guarantee that any future acquisition will generate the earnings or cash flow we expect. In connection with any future acquisitions, unexpected liabilities might arise and the planned benefits may not be realized. Any or all of these actions could materially adversely affect our financial position and/or stock price.

WE  HAVE  EXPOSURE  FOR  CLAIMS  OF  PERSONAL  INJURY.

     As a producer of a public entertainment event, the Company has exposure for claims of personal injury suffered by visitors to our family entertainment centers, live venues and other attractions. To date, we have experienced claims that we have been able to resolve through litigation.

OUR  BUSINESS  IS  SUBJECT  TO  EXTENSIVE  GOVERNMENTAL  REGULATION.

     We are subject to various federal, state and local laws and regulations affecting operations, including those relating to the use of video and arcade games and rides, the preparation and sale of food, and those relating to building and zoning requirements. We are also subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements. Difficulties or failures in obtaining required licenses or other regulatory approvals could delay or prevent the opening of a family entertainment center, and the suspension of, or inability to renew, a license or permit could interrupt operations at an existing facility.

OUR FINANCIAL AND OPERATING ACTIVITIES ARE LIMITED BY RESTRICTIONS CONTAINED IN THE TERMS OF OUR FINANCINGS.

     As is customary in similar agreements, covenants in our SBA loan will restrict our or our subsidiaries' ability to, among other things:

     -    sell  or  transfer  assets;

     -    pay  dividends;

     -    make  certain  investments  or  acquisitions;  and

     -    repurchase  or  redeem  capital  stock.

     The covenants also require us to comply with certain financial ratios. These restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities.

     If we cannot comply with the requirements in our existing SBA loan, then the lenders may require us to repay immediately all of our outstanding debt under the SBA loan. If our debt payments were accelerated, our assets might not be sufficient to repay fully our debt. These lenders may also require us to use all of our available cash to repay our debt or may prevent us from making payments to other creditors on certain portions of our outstanding debt.

     We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such a case, our business, prospects, results of operations and financial condition would suffer.

WE MAY BE LIMITED ON USE OF NET OPERATING LOSS AND TAX CREDIT CARRY FORWARDS.

     Federal income tax laws may limit the amount of net operating losses and certain tax credits that might otherwise be used by the Company to offset future income and tax liabilities. There can be no assurance as to the availability of such losses and credits for such offset.

OUR PRINCIPAL SHAREHOLDERS HAVE EFFECTIVE CONTROL.

     As of August 31, 2001, the Company's executive officers and directors (and their respective affiliates) (collectively, the "Principal Shareholders") beneficially own 11,543,898 shares of common stock or 21.25% of the shares of Common Stock outstanding. The Principal Shareholders, if voting together, have effective voting power to elect a majority of the Company's directors, exercise control over the business, policies and affairs of the Company and, in general, determine the outcome of any corporate transaction or other matters submitted to the shareholders for approval (other than with respect to a decision to file a petition on behalf of the Company under Chapter 11 under the Bankruptcy Code), such as any proposed amendment to the certificate of incorporation of the Company, the authorization of additional shares of capital stock, and any merger, consolidation, sale of all or substantially all of the assets of the Company, and could prevent or cause a change of control of the Company, all of which may adversely affect the Company.

WE HAVE NOT AND DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.

     The Company has never paid cash dividends on its common stock and does not intend to pay cash dividends on its common stock in the foreseeable future.

YOUR SHARES OF COMMON STOCK WILL HAVE LIMITED TRANSFERABILITY.

     This offering of common stock is being made in reliance upon exemptions from registration under Rule 506 of Regulation D of the Act and exemptions from registration from state securities laws. Investors who acquire the common stock are acquiring securities, which may be sold only pursuant to an effective Registration Statement or pursuant to Rule 144 under the Act and any applicable state securities laws exemptions. The certificates evidencing the common stock will bear a legend, which clearly sets forth this restriction.

YOU  MAY  SUFFER  ADDITIONAL  DILUTION.

     To the extent that any future financing involves the issuance of our equity securities or instruments convertible into equity securities, existing shareholders will be diluted, perhaps substantially, and future investors may be granted rights superior to those of existing shareholders. Our failure to raise capital on acceptable terms when needed will have a material adverse effect on us. In addition, the Company may be obligated to issue additional shares of common stock to a trust in the future to satisfy any shortfall in proceeds which may be experienced from liquidation of the trust's assets. We have in the past and in the future may enter into transactions with strategic third parties pursuant to which we will issue shares of our common stock to such third parties for non-cash consideration. Any such transactions will further dilute the interests of the existing shareholders. Also, our granting of additional stock options to employees and consultants will further dilute existing shareholders. Shareholders will experience substantial dilution in the event that we issue additional shares of our common stock. In addition, the exercise of the warrants and the subsequent public sales of common stock by holders of these securities under this Exchange Offer or another registration statement effected at their demand, under Rule 144 or otherwise, would result in dilution to our shareholders.

ADDITIONAL SHARES ARE ELIGIBLE FOR FUTURE SALE UNDER RULE 144.

     As of August 31, 2001, the Company estimates that 25,605,104 shares of the Company's common stock currently outstanding are "restricted securities" which have been outstanding for more than two years and can be sold publicly in compliance with Rule 144 adopted under the Securities Act of 1933 (the "Securities Act"). Holders of restricted securities must comply with the requirements of Rule 144 in order to make a public sale of their shares without violating the Securities Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, and persons who may be deemed affiliates of the Company who have beneficially owned restricted securities for at least two years, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, provided that the Company has filed certain periodic reports with the Securities and Exchange Commission and the sale is made in a "broker's transaction" or in a transaction directly with a "market maker" as those terms are used in Rule 144. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144 without regard to the volume limitations and public information and manner of sale requirements described above. No predictions can be made as to the effect, if any, that market sales of such shares, or the availability of such shares for future market sales, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or warrants), or the perception that such sales could occur, could materially adversely affect the prevailing market price for our common stock and could impair our future ability to raise capital through an offering of equity securities. The possibility that substantial amounts of common stock may be sold in the public market under Rule 144 may adversely effect the prevailing market price for the common stock.

                                 EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Between February 2000 and March 2001, we entered into a number of Securitized Equipment Lease agreements with various parties for laser tag systems, audio-visual systems and other equipment used in the ordinary course of our business. As part of our continuing restructuring efforts, we are initiating and making an Exchange Offer to Holders of Securitized Equipment Leases to exchange $844,288 of Securitized Equipment Lease obligations, consisting of $816,000 aggregate principal amount of Securitized Equipment Leases and $28,288 of accrued interest through October 15, 2001, for up to 10,553,603 shares of our Common Stock based on an Exchange Price equal to 75% of the average of the closing prices of our Common Stock for the 60-day period beginning September 17, 2001 and ending November 15, 2001; provided however, in no event will the Exchange Price by less than $0.08 per share or greater than $0.12 per share. As soon as practicable after the closing of this Exchange Offer, we will file a Registration Statement under the Securities Act of 1933 (the "Securities Act") relating to the shares of common stock to be received in the Exchange Offer and the resale thereof and will endeavor to keep such Registration Statement effective for as long as necessary for the Holders to sell their shares of common stock received pursuant to this Exchange Offer. The Company will provide to each Holder copies of the prospectus, notify each Holder when a Registration Statement for the common stock has become effective and take certain other actions as are required to permit the resale of the common stock. A Holder that sells its common stock pursuant to a Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

     Following the completion of the Exchange Offer, Holders of the Securitized Equipment Leases not tendered will continue to retain all of the rights that existed prior to the Exchange Offer. HOWEVER, THE COMPANY DOES NOT HAVE THE ABILITY TO CONTINUE TO PAY INTEREST ON SUCH SECURITIZED EQUIPMENT LEASES. IN ADDITION, THE COMPANY IS UNABLE TO RAISE SUFFICIENT CASH THROUGH OPERATIONS, BORROWINGS OR ISSUANCES OF ITS COMMON STOCK TO REPURCHASE THE SECURITIZED EQUIPMENT LEASES OR MEET ANY OTHER OBLIGATIONS THEREUNDER.

     This Exchange Offer, together with the accompanying Letter of Transmittal, is being sent to all registered Holders of Securitized Equipment Leases as of September 26, 2001 (the "Record Date"). The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Securitized Equipment Leases when, as and if the Company has given oral or written notice thereof to the Holder. If any tendered Securitized Equipment Leases are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, such unaccepted Securitized Equipment Leases will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION  DATE;  EXTENSIONS;  AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., Central Daylight Savings Time, on October 22, 2001, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In the event that the Exchange Offer is extended, it will remain in effect for a minimum of an additional five business days and a maximum of an additional 30 business days.

     In order to extend the Expiration Date, the Company will notify the Holders of any extension by oral or written notice and will mail to the registered Holders of Securitized Equipment Leases an announcement thereof, each prior to 5:00 p.m., CDT or Central Standard Time, as applicable, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right, in its sole discretion, (i) to delay acceptance of any Securitized Equipment Leases, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Securitized Equipment Leases not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Holders, and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer and except as required by the Securities Act, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the news service organization Business Wire.

ACCRUED INTEREST ON THE SECURITIZED EQUIPMENT LEASES

     All accrued and unpaid interest on the Securitized Equipment Leases that are properly tendered in the Exchange Offer will be paid through October 15, 2001. Interest on each Securitized Equipment Lease accepted for exchange will cease to accrue after October 15, 2001. Securitized equipment leases that are properly tendered in the Exchange Offer will be cancelled immediately thereafter.

PROCEDURES  FOR  TENDERING

     Only a Holder of Securitized Equipment Leases may tender its Securitized Equipment Leases in the Exchange Offer, except as set forth in the following two paragraphs. To tender in the Exchange Offer, a Holder must complete, sign and date the Exchange Form that is part of the Letter of Transmittal, or a copy thereof, have the signatures thereof guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such copy, together with any other required documents, to the Company, prior to 5:00 p.m. CDT, on the Expiration Date. The tender by a Holder of Securitized Equipment Leases will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Company at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such Holders. The method of delivery of Securitized Equipment Leases and the Letter of Transmittal and all other required documents to the Company is at the election and risk of the Holders. It is recommended that Holders use certified mail or an overnight delivery service such as Federal Express or United Parcel Service. In all cases, sufficient time should be allowed to assure timely delivery.

     If the Letter of Transmittal is signed by a person other than the registered Holder listed therein, such Securitized Equipment Leases must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Securitized Equipment Leases on behalf of the registered Holder, in either case signed as the name of the registered Holder or Holders appears on the Securitized Equipment Leases.

     If the Letter of Transmittal or any Securitized Equipment Leases or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with this Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Securitized Equipment Leases will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Securitized Equipment Leases not properly tendered or any Securitized Equipment Leases the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any defects, irregularities or conditions of tender as to particular Securitized Equipment Leases. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Securitized Equipment Leases must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Securitized Equipment Leases, neither the Company nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Securitized Equipment Leases nor shall any of them incur any liability for failure to give such notification. Tenders of Securitized Equipment Leases will not be deemed to have been made until such irregularities have been cured or waived. Any Securitized Equipment Leases received by the Company that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Company to the tendering Holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Securitized Equipment Leases that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer.

WITHDRAWAL  OF  TENDERS

     Except  as  otherwise  provided  herein,  tenders  of Securitized Equipment
Leases may be withdrawn at any time prior to 5:00 p.m. CDT, on the Expiration Date.

     To withdraw a tender of Securitized Equipment Leases in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Company at its address set forth herein prior to 5:00 p.m. CDT, on the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Securitized Equipment Leases to be withdrawn (the "Depositor"),
(ii) identify the Securitized Equipment Leases to be withdrawn (including the certificate number or numbers or principal amount of such Securitized Equipment Leases), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Securitized Equipment Leases were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Securitized Equipment Leases to register the transfer of such Securitized Equipment Leases into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Securitized Equipment Leases are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Securitized Equipment Leases so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no common stock will be issued with respect thereto unless the Securitized Equipment Leases so withdrawn are validly tendered as set forth under "Procedures for Tendering." Any Securitized Equipment Leases that have been tendered for exchange but are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Securitized Equipment Leases may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange common stock for, any Securitized Equipment Leases not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Securitized Equipment Leases if (i) any injunction, order or decree shall have been issued by any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, would materially impair the Company's ability to proceed with the Exchange Offer, or
(ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner which, in the Company's sole judgment, might materially impair the Company's ability to proceed with the Exchange Offer, or (iii) any governmental approval or approval by Holders has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Securitized Equipment Leases and return any Securitized Equipment Leases that have been tendered to the Holders thereof, (ii) extend the Exchange Offer and retain all Securitized Equipment Leases tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such Holders of tendered Securitized Equipment Leases to withdraw their tendered Securitized Equipment Leases or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Securitized Equipment Leases that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Exchange Offer that will be distributed to each registered Holder, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered
Holders,  if  the  Exchange  Offer  would  otherwise  expire during such period.

DELIVERY  INSTRUCTIONS

     All executed Exchange Forms, which are part of the Letters of Transmittal, should be directed to the Company. Questions and requests for assistance and requests for additional copies of this Exchange Offer or of the Letter of Transmittal should be directed to the Company as follows:

               Entertainment Technologies & Programs, Inc.
               Attention:  Exchange  Offer
               17300  Saturn  Lane;  Suite  111
               Houston,  Texas  77058
               Telephone:  (281)  486-6115

FEES  AND  EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and their affiliates in person, by facsimile, telegraph, telephone or telecopier.

     The Company has not retained any dealer-manager in connection with the Exchange Offer. However, the Company may pay consulting fees payable in shares of restricted common stock of the Company for their assistance in effecting an exchange of Securitized Equipment Leases into shares of common stock. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Exchange Offer, Letters of Transmittal and related documents to the beneficial owners of the Securitized Equipment Leases and in handling or forwarding tenders for exchange. Holders of the Secured Equipment Leases are encouraged to seek their own legal and advice at their own expense.

CONSEQUENCES  OF  FAILURE  TO  EXCHANGE

     Following the completion of the Exchange Offer, Holders of the Securitized Equipment Leases not tendered will continue to retain all of the rights that existed prior to the Exchange Offer. However, there can be no guarantee as to the Company's ability to continue to pay interest on such Securitized Equipment Leases or the ability of the Company to meet any other obligations under the Securitized Equipment Leases. In addition, there can be no guarantee as to the Company's ability to raise sufficient cash through operations, borrowings or issuances of its common stock to repurchase the Securitized Equipment Leases or meet any other obligations thereunder.

ACCOUNTING  TREATMENT

     The common stock issued would be credited and recorded as paid-in-capital at the same carrying value as the Securitized Equipment Leases, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The costs of the Exchange Offer and the unamortized expenses related to the issuance of the Securitized Equipment Leases will be debited against paid-in-capital.

CERTAIN  U.S.  FEDERAL  INCOME  TAX  CONSIDERATIONS

     Each holder of a Securitized Equipment Lease that is participating in the exchange offer is strongly urged to consult with its own tax advisors to determine the impact of such holder's particular tax situation on the anticipated tax consequences, including the tax consequences under state, local, foreign or other tax laws, of the exchange of the Securitized Equipment Lease for the common stock pursuant to the Exchange Offer.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the common stock pursuant to the Exchange Offer. In consideration for issuing the common stock as contemplated in this Exchange Offer, the Company will receive in exchange $816,000 aggregate principal amount of Securitized Equipment Leases and the extinguishments of $28,288 of accrued interest through October 15, 2001. The Securitized Equipment Leases surrendered in exchange for common stock will be terminated as of October 22, 2001. Accordingly, issuance of the common stock will decrease the indebtedness of the Company by a total of $844,288.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at June 30, 2001. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes.

                                                                 June 30, 2001
                                                        --------------------------------
                                                            Actual       As Adjusted (1)
                                                        ---------------  ---------------
Current maturities of notes payable and capital lease
obligations (2). . . . . . . . . . . . . . . . . . . .  $    1,965,987   $    1,594,962
Notes payable and capital lease obligations, net of
current portion (2). . . . . . . . . . . . . . . . . .         444,975               --
Total debt . . . . . . . . . . . . . . . . . . . . . .       2,410,962        1,594,962
Shareholders' deficit:
Common stock, $.001 par value, 200,000,000
shares authorized, 49,544,317 shares issued and
49,144,317 shares outstanding at June 30, 2001 . . . .          49,544           60,098
Additional paid-in capital . . . . . . . . . . . . . .       7,960,474        8,765,920
Accumulated deficit. . . . . . . . . . . . . . . . . .      (8,820,405)      (8,820,405)
Treasury stock, 400,000 shares at cost . . . . . . . .        (150,000)        (150,000)
                                                        ---------------  ---------------
Total shareholders' deficit. . . . . . . . . . . . . .        (960,387)        (144,387)
                                                        ---------------  ---------------
Total liabilities and shareholders' deficit. . . . . .  $    1,450,575   $    1,450,575
                                                        ===============  ===============

----------------
(1) Assumes that the Holders exchange $816,000 aggregate principal amount of Securitized Equipment Leases and $28,288 of accrued interest through October 15, 2001 for 10,553,603 shares of Common Stock of the Company.

(2) Of the $816,000 aggregate principal amount of Securitized Equipment Leases, $371,025 are current liabilities and $444,975 are long term liabilities.

                          MARKET FOR OUR COMMON EQUITY

     The shares of the Company are trading on the OTC Electronic Bulletin Board under the stock ticker symbol "ETPI" (CUSIP 293810107); however, there is no "established trading market" for the shares of common stock of the Company, and no assurance can be given that such a market will develop. If an "established trading market" for the Company's common stock does develop in the future, there can be no assurance that it will continue or be maintained. Any market price for shares of common stock of the Company is likely to be very volatile, and factors such as competition, governmental regulation and fluctuations in operating results may all have a significant effect. In addition, the stock markets generally have experienced and continue to experience extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Company's common stock.

     The sale of "restricted securities" held by members of management and others could also have an adverse effect on any such market. As of August 31, 2001, 54,333,455 shares of the Company's common stock are outstanding 25,605,104 of which are designated as "restricted securities." Of this amount, substantially all of these "restricted securities" have been held for a sufficient period of time to be sold under Rule 144 of the Securities and Exchange Commission.

     The following table sets forth the reported high and low closing bid quotations for our common stock. The bid prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions.

QUARTER ENDED               HIGH BID   LOW BID
--------------------------  ---------  --------
December 31, 1998           $    0.63  $   0.13
March 31, 1999                   0.82      0.21
June 30, 1999                    0.34      0.13
September 30, 1999               0.49      0.12

December 31, 1999                0.24      0.12
March 31, 2000                   0.43      0.12
June 30, 2000                    0.31      0.11
September 30, 2000               0.23      0.08

December 29, 2000                .094      .063
March 30, 2001                    .12       .10
June 29, 2001                     .08       .06
Through September 25, 2001        .10       .08

     On August 31, 2001, there were 428 holders of record of outstanding shares of common stock.


                                 DIVIDEND POLICY

     We have not paid any cash dividends on our common stock and do not expect to pay cash dividends on our common stock in the foreseeable future. The Board of Directors anticipates that all cash flow generated from operations in the foreseeable future will be retained and used to develop and expand our business and reduce outstanding indebtedness. Any future payment of cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The information presented below, except nightclub data, for, and at the end of, each of the years in the two-year period ended September 30, 1999 and 2000 is derived from the consolidated financial statements, which have been audited by Ham, Langston & Brezina, L.L.P., independent auditors. The information presented below, except nightclub data, for, and at the end of, each of the nine month periods ended June 30, 2000 and 2001 is derived from the consolidated financial statements, which have been reviewed by Ham, Langston & Brezina, L.L.P., independent auditors.

     The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements at June 30, 2000 and June 30, 2001 and for each of the years in the two year period ended September 30, 1999 and 2000 and the related notes and Independent Auditors' Report, which are included elsewhere in this Exchange Offer.

                                         FOR THE TWELVE MONTHS ENDED   FOR THE NINE MONTHS ENDED
                                                 SEPTEMBER 30,               JUNE 30,
                                      -------------------------------  -------------------------
                                           1999            2000             2000          2001
                                      --------------  ---------------  --------------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues . . . . . . . . . . . . . .  $   5,153,961   $    4,817,594   $   3,747,750   $2,535,312
Gross margin . . . . . . . . . . . .      2,268,376        2,363,308       1,716,615    1,272,490
General & administrative expenses. .      3,018,379        3,067,203       1,354,892    1,212,144
Net income (loss). . . . . . . . . .     (3,830,948)      (2,226,489)       (772,656)    (428,000)
Net income (loss) per share. . . . .          (0.12)           (0.06)          (0.02)       (0.01)

OTHER DATA:
EBITDA(1). . . . . . . . . . . . . .  $    (750,003)        (703,895)  $     361,723       60,346
Capital expenditures . . . . . . . .        861,142          324,077         254,952      357,374

STORE DATA:
Military bases serviced. . . . . . .             42               42              41           41
NiteLife venues on bases . . . . . .            106              107             106          106


                                         FOR THE NINE MONTHS ENDED
                                               JUNE 30, 2001
                                      -------------------------------
                                                             AS
                                          ACTUAL         ADJUSTED(2)
                                      --------------  ---------------
BALANCE SHEET DATA (AT PERIOD END):
Working capital. . . . . . . . . . .  $  (2,555,780)  $   (2,184,755)
Total assets . . . . . . . . . . . .      2,800,311        2,800,311
Current liabilities (3). . . . . . .      3,315,723        2,944,698
Long-term liabilities. . . . . . . .        444,975               --
Shareholders' equity (deficit) . . .       (960,387)        (144,387)

----------------
(1) Earnings before interest income, interest expense, (gain) loss on property transactions, discontinued operations, extraordinary items, depreciation, amortization and income taxes.

(2) Assumes that the Holders exchange $816,000 aggregate principal amount of Securitized Equipment Leases and $28,288 of accrued interest through October 15, 2001 for 10,553,603 shares of Common Stock of the Company.

(3) Of the $816,000 aggregate principal amount of Securitized Equipment Leases, $371,025 is current liabilities and $444,975 is long-term liabilities.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's unaudited consolidated interim financial statements and related notes thereto included in the quarterly report and in the unaudited consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contained in the Company's 10-KSB for the year ended September 30, 2000. Certain statements in the following MD&A are forward looking statements. Words such as "expects", "anticipates", "estimates" and similar expressions are intended to identify forward looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

YEAR ENDED SEPTEMBER 30, 2000 COMPARED TO YEAR ENDED SEPTEMBER 30, 1999

     Revenues for the year ended September 30, 2000, decreased $336,367 or 6.5% to $4,817,594 from $5,153,961 for the year ended September 30, 1999. This decrease was due to decreased revenues in PS&L and the slightly weaker performance by the Company's entertainment centers. NiteLife's revenues remained flat during 2000 and accounted for 69% of total revenues.

     Gross margin for the year ended September 30, 2000, increased $94,932 or 4.2% to $2,363,308 from $2,268,376 for the year ended September 30, 1999. This increase was due to the elimination of the high costs associated with the initial year operations of Hero's Waterworld.

     General and administrative expenses for the year ended September 30, 2000, increased $48,824 or 2.0% to $3,067,203 from $3,018,379 for the year ended September 30, 1999. This increase is generally attributable to normal increases in costs as a result of inflationary trends.

     Depreciation expense for the year ended September 30, 2000, decreased $146,742 or 16.7% to $731,221 from $877,963 for the year ended September 30, 1999. The decrease is due to reduced installation of sound and lighting equipment and full depreciation of certain assets added in earlier years.

     Interest expense decreased $454,583 to $765,120 for the year ended September 30, 2000, from $1,219,703 for the year ended September 30, 1999. The decrease is due to the elimination of certain one-time costs associated with the addition of approximately $2,000,000 of new debt in fiscal year 1999.

     In October 1998 the Company changed its method of accounting for start-up costs. The change involved expensing these costs as incurred, rather than capitalizing and subsequently amortizing such costs. The change in accounting principle resulted in the write-off of $170,611 which has been expensed and included in the accompanying 1999 consolidated statement of operations.

THREE  MONTHS  ENDED  JUNE  30, 2001 COMPARED TO THE THREE MONTHS ENDED JUNE 30,
2000

     Revenues for the three months ended June 30, 2001 decreased by $321,866 from $1,346,573 for the three months ended June 30, 2000 to $1,024,707 for the three months ended June 30, 2001 primarily due to lack of sales of live entertainment to the military markets and the loss of revenues from the discontinued operation of the waterpark during the three months ended June 30, 2001.

     General and administrative expenses increased $28,515 from $324,534 for the three months ended June 30, 2000 to $353,049 for the three months ended June 30, 2001. This increase is primarily a result of legal expenses and legal settlements.

     Depreciation expense for the three months ended June 30, 2001 decreased $139,567 from $194,319 for the three months ended June 30, 2000 to $54,752 for the three months ended June 30, 2001. This decrease is due to the movement of certain assets, with a net book value of $1,909,547, to assets held for sale, and elimination of depreciation charges on those assets during the three months ended June 30, 2001.

     Interest expense decreased by $174,157 from $247,889 for the three months ended June 30, 2000 to $73,732 for the three months ended June 30, 2001. This decrease is a result of decreased interest charges on $2,600,000 of secured debt based on the Company's debt reduction plan.

NINE  MONTHS ENDED JUNE 30, 2001 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 2000

     Revenues for the nine months ended June 30, 2001 decreased by $1,212,438 from $3,747,750 for the nine months ended June 30, 2000 to $2,535,312 for the nine months ended June 30, 2001 primarily due to the loss of revenues from the discontinued operations of the waterpark, the lack of retail sales of professional sound and lighting equipment to the non-military consumer markets, the military markets and due to lack of sales of live entertainment to the military markets during the nine months ended June 30, 2001.

     General and administrative expenses decreased $142,748 from $1,354,892 for the nine months ended June 30, 2000 to $1,212,144 for the nine months ended June 30, 2001. This decrease is primarily a result of a reduction in common stock issued as compensation and legal settlements.

     Depreciation expense for the nine months ended June 30, 2001 decreased $295,995 from $582,957 for the nine months ended June 30, 2000 to $286,962 for the nine months ended June 30, 2001. This decrease is due to the movement of certain assets, with a net book value of $1,909,547, to assets held for sale, and elimination of depreciation charges on those assets during the nine months ended June 30, 2001.

     Interest expense decreased by $301,135 from $502,519 for the nine months ended June 30, 2000 to $201,384 for the nine months ended June 30, 2001. This decrease is a result of decreased interest charges on $2,600,000 of secured debt based on the Company's debt reduction plan.

LIQUIDITY  AND  CAPITAL  RESOURCES

     During the year ended September 30, 2000, the Company experienced negative financial results which have continued during the nine months ended June 30, 2001 as follows:

                                      NINE MONTHS     YEAR ENDED
                                      ENDED JUNE     SEPTEMBER 30,
                                       30, 2001          2000
                                     -------------  ---------------
Net loss. . . . . . . . . . . . . .  $   (428,000)  $   (2,226,489)
Negative working capital. . . . . .    (2,555,780)      (5,442,904)
Negative cash flows from operations      (257,222)        (403,055)
Accumulated deficit . . . . . . . .    (8,820,405)      (8,392,405)
Stockholders' deficit . . . . . . .  $   (960,387)  $   (1,920,370)

     In addition to its negative financial results, the Company has also experienced operational problems as follows:

     The Company is delinquent on payments of principal and accrued interest for a certain capital lease obligations (See Note 5 to the unaudited consolidated condensed financial statements). Additionally, at March 31, 2001, the Company is in violation of various financial and non-financial covenants included in such capital lease agreements on a long-term debt agreement for which waivers have not been obtained. Debt under those agreements has been classified as current in the accompanying financial statements and could be called by the creditors.

     Management has developed specific current and long-term plans to address its viability as a going concern as follows:

     - The Company has executed a debt reduction plan to exchange certain of its assets to repay approximately $2,900,000 of long-term debt and related accrued interest. The debt reduction plan is described below and became effective in March 2001.

     - Management is currently exploring ways to extinguish additional debt in exchange for assets or through issuance of common stock and to concentrate on its core business.

     - On July 17, 2001, the Company began the process of formulating a restructuring plan for the Hero's subsidiary, which suffered significant damage from the tropical storm, named Allison that devastated the city of Houston on June 8, 2001. Although the Company continues to make progress in its Company-wide restructuring efforts, the amusement division is faced with cash flow constraints in the near term. The Company will make an offer to all equipment leaseholders to exchange their capital leases for cash and or stock.

     - Management of the Company strongly believes that with the debt reduction plan along with the additional depth to the management team and a focus on its core business, the Company will achieve adequate profitability and cash flow from operations to meet its current obligation.

     There can be no assurance that the Company will have the ability to implement its business plan and ultimately attain profitability. The Company's long-term viability as a going concern is dependent upon three key factors, as follows:

     - The Company's ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations in the near term.

     - The ability of the Company to control costs and expand revenues from existing or new businesses.

     - The ability of the Company to ultimately achieve adequate profitability and cash flows from operations to sustain its operations.

     As a result of non-payment related covenant violations and other liquidity issues facing the Company, the Company's independent auditors included an emphasis paragraph in their report on the Company's financial statements for the year ended September 30, 2000 stating that these issues raise substantial doubt about the Company's ability to continue as a going concern.

DEBT  REDUCTION  PLAN

     On March 31, 2001, the Company obtained 100% approval and began the asset transfer under a debt reduction agreement (the "Debt Reduction Agreement"). Under the Debt Reduction Agreement the Investor Notes (See Note 6 to the Company's audited financial statements for the year ended September 30, 2000) were brought current and will ultimately be repaid through the Company's contribution of certain property (a waterpark facility, a racetrack and certain raw land) located in Midland, Texas and 2,200,000 shares of the Company's common stock, to a trust for liquidation, with the proceeds used for repayment of the Investor Notes. The Debt Reduction Agreement provides for any shortfall in the proceeds from liquidation of the property and shares of the Company's common stock to be satisfied through the Company's issuance of additional shares of the Company's common stock or through the trustee's foreclosing on certain other property pledged by the Company. If excess proceeds are received, such proceeds would be returned to the Company after satisfaction of fees of the trust.


                                   THE COMPANY

     Entertainment Technologies & Programs, Inc., a Delaware corporation, is a 23-year-old vertically integrated entertainment and amusement game company. NiteLife, Inc., a predecessor company, was incorporated on October 2, 1985 and was formed to provide audio and video entertainment at military bases located in the United States and internationally, to provide mobile musical entertainment, and to operate a music store in San Diego, California. Since our formation, we have expanded both the number of products and services we provide and the markets into which such products and services are distributed. Today, we are strategically positioned as the provider of a comprehensive array of entertainment products and services to both the military and the civilian markets. We are primarily engaged in the design and construction of nightclub facilities in military venues and the provision of entertainment services within these facilities, the retail sale of professional sound and lighting equipment through catalogs and the internet, the installation and operation of amusement gaming equipment, and the promotion and production of live performances.

     We have a unique and dominant market share in the creation and operation of approximately 110 entertainment systems within nightclub venues on 40 U.S. military bases located in the United Sates, Europe and Asia. The barriers to entry in our business with the military are formidable for any private group attempting to compete in this market. New entrants would require significant time and effort to develop the necessary relationships to become a preferred independent contractor to the government, especially for entertainment venues. We are the only supplier of entertainment services on U.S. military bases worldwide to have been awarded AFNAF (Armed Forces Non Appropriated Fund) contracts and the first service company to be awarded such AFNAF status. AFNAF contracts allow us to obtain business from the various branches of the military without entering into competitive bids, a process typically required of most independent government contractors and service providers. Through our renewable AFNAF contracts and many years of reliable and quality services, we have developed very strong relationships with base commanders and venue coordinators, and have become the leading independent entertainment provider to U.S. military bases. This highly unique advantage has been developed through years of successful interaction with all branches of the Armed Forces in military entertainment venues throughout the world. In addition to military markets, we have the opportunity to exploit our success through expansion into commercial markets, both domestically and internationally, utilizing our valuable experience and developed expertise.

     We provide our services through three wholly-owned subsidiaries as follows:

     1. NiteLife Military Entertainment, Inc. The development, management and operation of entertainment systems within nightclub venues, located on
          U. S. military bases throughout the world, and the designing, planning, promotion, and production of live performances and other entertainment bookings in both the military and the civilian markets.

     2. Performance Sound and Light, Inc. The design, installation and retail sale of professional sound and lighting equipment through mail order catalogs, the internet and direct sales targeting the military market through AFNAF purchase agreements and civilian consumer markets.

     3. Hero's Family Fun Entertainment, Inc. The ownership, installation and operation of amusement equipment in company-owned and operated facilities and the design and construction of entertainment facilities.

HISTORY

     The Music Makers, our predecessor company, was a small mobile music company that provided disc jockey, music, sound and lighting services to Naval military clubs for parties, dances and other special events. The Music Makers was started in 1978 by our current Chairman and Chairman Executive Officer, James D. Butcher, who provided these entertainment services to the military bases on which he was stationed. The business grew as Mr. Butcher secured several Naval contracts to perform with Music Makers on base nightclubs throughout the San Diego, California area. In 1985, The Music Makers was incorporated as NiteLife, Inc. and purchased a San Diego-based retail music store to lower its music and related equipment costs. NiteLife evolved into a successful designer and provider of entertainment services to themed entertainment centers and nightclubs, located exclusively on U.S. military bases. Further, NiteLife developed a unique turnkey equipment installation and entertainment service by securing separate contracts with each individual military customer. These contracts provided for the design, construction and installation of custom entertainment facilities, often with little or no capital expenditure from the military customer. Subsequently, NiteLife provided a full array of entertainment services to these facilities, including club disc jockeys, music videos, club promotions and production of live artist performances.

     After establishing a highly successful track record of profitably designing, constructing, installing, managing and operating military entertainment systems within venues throughout the world, NiteLife was awarded the Department of Defense's first service-oriented AFNAF contract in 1993. This highly coveted contract allows NiteLife to secure negotiated, renewable 12-month equipment installation and entertainment service contracts with any U.S. Military customer worldwide, without the requirement of competitive bidding. NiteLife is currently the only provider of such entertainment services to possess this unique advantage. The AFNAF contract allows NiteLife to recover its entire expenditure for designing, equipping and providing entertainment services to each entertainment facility via monthly service fees, generally within the first year of the facility opening.

     Performance Sound & Light was formed in 1994 to handle all equipment sales and installations. The Company applied for and received a second AFNAF contract from the military that not only allowed for the sale of equipment in NiteLife facilities, but also for sales of sound, lighting, music, stage and other related entertainment equipment for the military's use on other on-base facilities, all without the requirement of competitive bidding. NiteLife sold its retail music stores in 1995 so it could concentrate on the global expansion and continued vertical integration of its location-based entertainment installations and operations.

     In April 1995, NiteLife entered into a merger transaction with the shareholders of Westcott Financial Corporation, a public company, in which the assets and the business of NiteLife became a wholly-owned subsidiary of Westcott. Westcott subsequently changed its name to Entertainment Technologies & Programs, Inc.


NITELIFE ENTERTAINMENT [GRAPHIC OMITTED] (AFNAF NPA#: F4199-96-D6183) [GRAPHIC OMITTED]

     NiteLife is engaged in the development, management and operation of approximately 110 entertainment systems within nightclub venues located on 40 U.
S. military bases located in the United Sates, Europe and Asia. NiteLife is also involved in the designing, planning, promotion, and production of live performances and other entertainment bookings in both the military and the civilian markets. Nightclubs have historically been established on military bases in an attempt to:

     1. retain service men and women on base, thereby avoiding potential problems arising out of interaction between servicemen and civilians;

     2. boost morale by providing U.S. style entertainment in foreign countries where none otherwise exists; and

     3. provide a less expensive on-base alternative using U.S. currency which often is devalued against the foreign currencies that servicemen must use if they go off base for entertainment.

     In order to meet the needs of this market, NiteLife provides a wide variety of entertainment programs and services to military nightclubs by installing audio and video equipment, including custom-built disc jockey booths, state-of-the-art industrial DVD players and turntables, top-of-the-line mixing consoles and several television monitors in each nightclub. Nitelife provides the maintenance of all the equipment installed and supplies all of the records and music videos for use within its managed nightclubs. NiteLife hires (on an independent contractor basis), trains and manages all club coordinators and disc jockey talent operations within its managed nightclubs. NiteLife also designs and produces club promotions for nightclub managers. This comprehensive package of entertainment equipment and services is provided to military customers on a fee basis pursuant to one-year renewable contracts (as required by Federal Law) between the Company and the Armed Forces Non-Appropriated Fund Purchasing
Office. Each contract provides for a minimum number of hours of disc jockey services at a specified hourly rate. These minimum hours are established so that NiteLife can recover its initial investment in approximately eight months.

     NiteLife currently operates 110 entertainment and nightclub venues on 40 bases throughout the United States, Europe and Asia. We project significant growth from NiteLife in 2001 and beyond, as there are over 360 U.S. military bases worldwide available for expansion. With the appropriate financing, this growth can be greatly enhanced and accelerated, and can also provide us access to a large, untapped consumer marketplace with tremendous growth potential for years to come.

     Star Concerts and Promotions, formerly Vision Quest Productions and a subsidiary of NiteLife, was created in January 2001 to concentrate solely on booking, promoting and producing live entertainment performances (i.e., popular bands, comedians, etc.) on U.S. military bases around the world, an operation NiteLife has performed since its inception. In 1993, the Company was selected by the Pacific Air Force to produce a program entitled "Stateside Sounds" which brought top 40 bands to the Asian theater for a tour of U. S. military bases. "Sounds of NiteLife" is another program which has been produced by us since 1993, and brings top 40, rock, and country acts to military bases located throughout the United States, Europe and Asia. Past performance promotions and productions have included acts such as Kansas, Eddie Money, Starship, REO
Speedwagon, Tami Wynette and Lee Greenwood, to name a few. Entertainment Products and Services

     We design our program to minimize or eliminate the need for capital expenditures from our military clientele. Unless otherwise desired, NiteLife capitalizes all the equipment costs and renovates the nightclub with minimal government expense. This is very important to our military customers who have been effected over the last decade by a downsizing of the military budget. There are very few budgeted dollars for nightclub upgrades which are necessary to compete with civilian markets. NiteLife solves that problem by supplying state-of-the-art sound, light and video products such as, DVD Players, Speaker Systems, Amplification Systems, Dual Compact Disc Players, Industrial VCR's with Jog and Shuttle, Mixers & Turntables with Pitch Control for Mixing, Club Lighting, Televisions, Custom Built Deejay Booths, among many others.

     NiteLife sends in installation teams of audio/video technicians, carpenters and electricians to professionally install these systems. NiteLife derives its income by charging an hourly fee for the deejay service. There are weekly minimums of deejay hours a nightclub must use from the NiteLife service. The contracted weekly minimums of deejay hours are directly related to the amount and type of equipment NiteLife installs. NiteLife attempts to recover its costs within the first eight months of the contracted period of service.

     The most important service is the hiring of the deejay talent. An important element of the hiring of the deejay is training. Deejays must be trained to use the microphone, to create a fun atmosphere and to promote upcoming events. The NiteLife area manager, known as the Area Talent Coordinator ("ATC"), hires, schedules and pays the deejay. All of this allows the nightclub management to spend more time on their own staff, while keeping total control and final approval of the deejay staff. NiteLife also controls the music formats through use of its newsletter containing music charting and with playlists that are routinely used to monitor nightly formats.

     The service contract also provides for equipment maintenance and software support. Even if a military nightclub has the money to buy the equipment, they often do not have the capital to repair or replace equipment when it breaks down. NiteLife bears the cost of removing, repairing and/or replacing and reinstalling the equipment. In many cases back up equipment is also provided. NiteLife also provides the software package to the military nightclub which includes the most recent DVD Technology for music video play. Opening libraries of music video consist of 60 hours of DVD. Formats include Country and Western, Top 40 Dance, Rock and Alternative music. This library is updated ten times a year. Deejays also bring their tools of the trade and provide all the latest in CD selections. All of the software is provided in NiteLife hourly fees.

     NiteLife, through ATCs, provides promotional support through weekly brainstorming sessions with management. These sessions are held to develop fun and exciting contests and prizes, resulting in more clientele and a more interesting atmosphere. NiteLife provides interactive games such as Sumo Wrestling and Jousting as seen on television. The success of special events is largely dependent on the promotion of such events. NiteLife works as a partner with the military base to produce camera ready flyers and calendars. NiteLife deejays promote the events each night in the nightclub, on ships and throughout the base.

     NiteLife strives for total client satisfaction and is active in a system of quality control throughout the length of the contract. Through an aggressive phone campaign NiteLife keeps monthly tabs on each client's situation and entertainment desires. When there are problems in the field, a Total Client Satisfaction team is dispatched immediately to the location. This team is made up of administrative personnel along with technical support. Whether it be deejay training, promotional support or equipment maintenance, these teams handle the problems on site.

Competition

     NiteLife has developed a unique and dominant market share within the military entertainment industry. It is now embarking upon the utilization of this presence and expertise for expansion into the private sector. Currently, Nitelife is the only company of its type to possess AFNAF contracts with the U.S. military, which creates a significant barrier to entry for other companies that may attempt to penetrate this market. We believe we are significantly more experienced, are more vertically integrated and more developed than any similar company. Other entertainment companies have certain limited joint venture relationships with the military, but most of these are for a single facility, the operation of which reverts back to the military shortly after it is constructed. NiteLife renews its contracts annually for, in most cases, multiple facilities on each base throughout the world, providing us with ongoing, monthly revenue streams. If a base elects for non-renewal of a contract, NiteLife either recovers its equipment from the facility for use in future installations or allows the base to purchase the installed equipment. NiteLife has experienced an average annual renewal rate in excess of 90%, which we believe attests to the satisfaction level the military customers enjoy from us.

Base  Locations

                              UNITED STATES BASES (29)

NAME OF BASE                      BRANCH     VENUES  BASE LOCATION            FIRST CONTRACT
--------------------------------  ---------  ------  -----------------------  --------------
San Diego. . . . . . . . . . . .  Naval           5  San Diego, CA            Oct. 98
Sheppard . . . . . . . . . . . .  Air Force       5  Wichita Falls, TX        Jun. 95
Hickam . . . . . . . . . . . . .  Air Force       3  Honolulu, HI             Jan.94
Randolph . . . . . . . . . . . .  Air Force       3  San Antonio, TX          Jul 96
Miramar. . . . . . . . . . . . .  Marine          2  San Diego, CA            Jan. 87
Hill . . . . . . . . . . . . . .  Air Force       2  Salt Lake City, UT       Oct. 95
China Lake . . . . . . . . . . .  Naval           2  Ridgecrest, CA           Oct 95
Bangor . . . . . . . . . . . . .  Naval           2  Silverdale, WA           Dec 90
Maxwell. . . . . . . . . . . . .  Air Force       2  Montgomery, AL           Nov 95
Great Lakes. . . . . . . . . . .  Naval           2  Chicago, IL              Mar 95
Mayport. . . . . . . . . . . . .  Naval           3  Jacksonville, FL         Apr 96
Patuxent River . . . . . . . . .  Naval           3  Lexington Park, MD       Sep 90
Keesler. . . . . . . . . . . . .  Air Force       2  Biloxi, MS               Feb 96
Scott. . . . . . . . . . . . . .  Air Force       2  St. Louis, IL            Apr 95
Gunter . . . . . . . . . . . . .  Air Force       1  Montgomery, AL           Jul 95
Travis . . . . . . . . . . . . .  Air Force       2  Fairfield, CA            Apr 97
Whidbey Island . . . . . . . . .  Naval           2  Oak Harbor, WA           Dec 90
Fort Stewart . . . . . . . . . .  Army            2  Savannah, GA             Nov 98
Fort Hood. . . . . . . . . . . .  Army            3  Killeen, TX              Dec 98
Barksdale. . . . . . . . . . . .  Air Force       2  Shreveport, LA           Feb 99


                                       24

Beale. . . . . . . . . . . . . .  Air Force       3  Sacramento, CA           Jul 99
Edwards. . . . . . . . . . . . .  Air Force       3  Edwards, CA              Oct 99
Ft. McCoy. . . . . . . . . . . .  Army            1  Madison, WI              Feb 00
Minot. . . . . . . . . . . . . .  Air Force       2  Minot, ND                May 00
Fort Lewis . . . . . . . . . . .  Army            3  Seattle, WA              Sep 00
Fallon . . . . . . . . . . . . .  Navy            1  Fallon, NV               Oct 01 Start
Tyndall. . . . . . . . . . . . .  Air Force       4  Panama City, FL          Oct 01 Start
Bremerton. . . . . . . . . . . .  Navy            3  Silverdale, WA           Jan 01
Ft. Polk . . . . . . . . . . . .  Army            1  Ft. Polk, LA             Jul 00
                                          ---------
TOTAL NUMBER OF U.S. VENUES: . .                 71
                                         ==========


                                           ASIAN BASES (5)

NAME OF BASE                      BRANCH     VENUES  BASE LOCATION            FIRST CONTRACT
--------------------------------  ---------  ------  -----------------------  --------------
Kadena . . . . . . . . . . . . .  Air Force       6  Okinawa City, OKI        Jul 93
Yokota . . . . . . . . . . . . .  Air Force       5  Misawa, Japan            Mar 92
Kunsan . . . . . . . . . . . . .  Air Force       4  Kunsan, Korea            Aug 95
New Sanno. . . . . . . . . . . .  Naval           1  Tokyo, Japan             Jul 95
Osan . . . . . . . . . . . . . .  Air Force       5  Seoul, Korea             Jul 93
                                          ---------
TOTAL NUMBER OF ASIAN VENUES . .                 21
                                         ==========

                                         EUROPEAN BASES (6)

NAME OF BASE                      BRANCH     VENUES  BASE LOCATION            FIRST CONTRACT
--------------------------------  ---------  ------  -----------------------  --------------
Ramstein . . . . . . . . . . . .  Air Force       6  Kaiserslautern, Germany  Jul 94
Mildenhall . . . . . . . . . . .  Air Force       3  Mildenhall, UK           Dec 94
Sigonella. . . . . . . . . . . .  Naval           2  Catania, Italy           Nov 93
Rhein Main . . . . . . . . . . .  Air Force       2  Frankfurt, Germany       May 96
Sembach. . . . . . . . . . . . .  Air Force       1  Kaiserslautern, Germany  Jul 94
Lakenheath . . . . . . . . . . .  Air Force       4  Lakenheath, UK           Oct 99
                                          ---------
TOTAL NUMBER OF EUROPEAN VENUES.                 18
                                         ==========

PERFORMANCE  SOUND  &  LIGHT [GRAPHIC OMITTED]   (AFNAF  NPA#:  F4199-95-D6012)
[GRAPHIC OMITTED]

     Realizing the benefit of cross selling to the government as a preferred independent contractor, we formed Performance Sound & Light ("PS&L"). PS&L is engaged in providing professional sound and lighting equipment to military nightclubs and the civilian markets through catalogs, the internet and direct sales. In January 1995, PS&L commenced distribution of its sales catalog, which is being promoted throughout the military using our existing sales force and commission-based contract sales representatives. We believe that the exclusivity of our AFNAF contract combined with an aggressive direct sales marketing program, will establish PS&L as a primary source from which nightclub managers and professionals may meet their entertainment equipment needs. Furthermore, PS&L recently received AFNAF approval to the only link for professional sound and lighting equipment on the military's website for its purchasing managers.

     PS&L produces two mail order catalogs, each targeting a specific market niche. The first catalog offers sound and lighting equipment to the military. The PS&L's management believes an opportunity exists to provide business and institutional purchases of turnkey sound and lighting systems in an easy to read mail order catalog. The second catalog targets the civilian consumer market. This catalog also contains professional sound and lighting equipment. The marketing emphasis is to provide business and institutional purchasers professional equipment and turnkey systems solutions in an easy to read and purchase mail-order format. Pricing is an integral part of marketing. PS&L prices its competitively in order to meet margin requirements and retain customers. Although there are many companies offering this type of catalog, we believe, as a result of our presence on military bases, we possess a unique ability to be extremely price competitive. The catalog targets distribution towards professional users of entertainment products such as classrooms across the nation using computer monitors and televisions that allow them to interact, churches that have full sound and light production capabilities, retail stores that have giant screen projectors, cameras and special lighting effects to enhance the shopping experience, and airports that require television monitors. The active interaction of entertainment equipment is ubiquitous and appears to be a permanent trend in our society.

     We have established a national base of targeted customers from coast to coast through advertising, sales and acquisition of third-party mailing lists. We continue to successfully build our customer base through nationally run advertisements in various trade publications and magazines such as DJ Times and Mobile Beat. Our customers have expressed their satisfaction at having a dependable source for competitively priced products, resulting in customer referrals. PS&L's marketing strategy is to aggressively promote and support the existing product lines and offer total client satisfaction and service on all sales. The principle method of marketing is through the distribution of a comprehensive catalog. The catalog features professional sound and light equipment and is distributed through the mail, displayed in retail stores and inserted in publications. Upon request from the customer, an 80-page tabloid sized, black and white publication and smaller spot mailers is distributed. Telephone follow up to past and potential customers is scheduled to coincide with marketing efforts.

     PS&L expects to be on the forefront of the very exciting world of electronic commerce. PS&L operates an advanced web site (www.performance-s-l.com) that repeatedly scores in the top 30 search "hits". We
------------------------
expect a period of very solid growth over the next 18 to 24 months, by attracting new customers through our Internet site and the distribution of a new CD-ROM based catalog to the U.S. military and civilian markets.

Entertainment Products and Services

     We sell premium quality products that are required by our customers. PS&L currently offers a comprehensive assortment of brand names and established product lines. Other brands that cater to the professional sound and light market are being pursued. As the demonstrated needs of our market change, new products and services will be continually developed to expand our current product lines and custom support products. Our principal product lines include:

American DJ     JBL              Samson Audio
Audio Technica  JBL Electronics  Sanyo
BBE             Martin           Seleco
Best Devices    Middle Atlantic  Sonic
Cerwin Vega     Mitsubishi       Sony
Consoles        Mobil Tech       Spirit
Crest           NSI              Stanton
Crown           Pioneer          TC Electronics
Denon           QSC              Videosel
Fisher          Sabine           Vestax

Mail  Order  and  Catalog  Market

     The overall mail-order business remains a growth market and is continuing to expand. According to the National Mail Order Association, U.S mail order sales reached $357.3 billion in 1998, up 12% over 1997. This figure represents an approximate $42.8 billion increase over 1997. In addition, according to Catalog Age's Exclusive Consumer Shopping Survey report (Catalog Age, August
2001), the number of U.S. consumers that shop from traditional catalogs rose 7% over the previous year and online catalog purchases increased approximately 164%. The music industry's catalog sales are continuing to expand according to published information. Music industry leaders who are engaged in mail order are among the fastest growing segment of the music market.

     A review of current music industry catalog offerings reveals a majority of the music industry's catalogs are geared towards the consumer market and focused primarily on musical instruments, sheet music and recordings. Currently, in the area of professional sound and lighting and special effects equipment, businesses must rely on a variety of catalogs and retail sources to obtain the various components required to equip their entertainment venues. These venues include nightclubs, bars, hotels, motels, resorts, recording studios, restaurants, amusement parks, band/talent agencies, independent DJ's, schools, and churches, among others. There are no national mail order catalogs specializing in professional sound and lighting equipment that targets the military market. Based on these facts, there currently exists a distinct opportunity for PS&L to become the dominate source for the music industry's professional sound and light catalog market with a focus on providing total entertainment solutions to the professional customer market.

     More often than not, the buying process associated with the purchase of this type of equipment comes down to a purchasing agent, owner of an establishment or building contractor who must acquire the components from various sources. Once received, those products may or may not work together, and may also require the expertise of additional contractors to integrate them into a total working system for the purchaser. Internal research into the market indicates that only one privately-owned company provides both catalog and retail sales of primarily professional sound, lighting and special effects products. This company is located in Southern California, and shipping and distribution costs have stopped them from being effective outside the West Coast market.

Competition

     Even though the overall size of the retail music industry can be estimated, the exact size of the market share, which the music industry encompasses, is impossible to determine. Many of the largest companies that produce music catalogs also operate retail stores and use a catalog to compliment their store operations.

     The quality of products offered in music catalogs varies significantly. The goal for a storefront retailer is to use the catalog to generate revenues and profits in a tightly focused market to increase their local stores customer base. Nearly all the music catalogers target the largest consumer market possible. If they are using the catalog strictly to compliment the retail store, they market their catalog to the broadest consumer base possible since they normally ship out of their store.

     There are some targeted business-to-business music catalogs that sell sheet music and retail/leased band instruments. However, this market is tightly focused on schools and they generally do not deviate from the market. Most musical catalogs are targeting the civilian consumer market within their local region and to the best of our knowledge, only one catalog in the United States is focused on professional sound and lighting.

HERO'S  FAMILY  FUN  ENTERTAINMENT

     Hero's Family Fun Entertainment, Inc. recently underwent a major restructuring to position itself in the family entertainment center industry. It is engaged in developing and operating a system of family entertainment centers under the name Hero's. Our family entertainment centers are designed to operate attractions meeting the demands of local demographics. Our facilities offer entertainment for the entire family unit and generally include laser tag, soft play area, redemption center, high-end video games, a restaurant and party rooms. Hero's acquired its first family entertainment center, "Hero's Family Fun Center," in Pasadena, Texas. Hero's Pasadena occupies a 16,000 square foot stand-alone building. Hero's second facility is located in Channelview, Texas. Hero's Channelview occupies 8,251 square feet in a strip shopping center. Our future plans for Hero's include building, acquiring and operating additional entertainment centers where appropriate.

Entertainment  Products  and  Services

     The Company's family entertainment centers are designed to offer children a unique entertainment experience while meeting their parents' needs for value and convenience. We believe our Company is well positioned to capitalize on a variety of favorable demographics in our customer base, including projected growth in the population of children under the age of 12, which we believe will increase spending on children's leisure activities. Our family entertainment centers will generally be divided into four areas: a kitchen and related areas (cashier, prize area, restrooms, manager's office, etc.) occupying approximately 5% of the premises, a dining area occupying approximately 10% of the premises, party rooms for birthdays and other group events occupying approximately 20% of the premises; and an activity area occupying approximately 65% of the premises.

     Each Hero's contains a family-oriented playroom area. Our facilities will typically include: (i) laser tag; (ii) "soft play" zones consisting of any combination of a series of tubes, slides, ball bins, climbing mountains, air trampolines, obstacle courses, ramps and other devices for crawling, jumping, running, swinging and climbing, all of which have been designed and constructed with an emphasis on safety; and (iii) "game zones" consisting of coin and token-operated attractions such as arcade-style games, kiddie rides, video games, skill-oriented games and other similar entertainment venues that award tickets redeemable for prizes. Most games dispense tickets that can be redeemed by guests for prize merchandise such as toys and dolls.

     Laser tag is an adventure game offering players an interactive entertainment experience. The 15 to 20 minutes spent in the unique, laser tag arena is all-encompassing, and both mentally and physically challenging. As such, the experience has broad demographic appeal and is suitable for individuals, families, parties, leagues and corporate groups. The object of laser tag is to achieve as many points as possible, either individually or as a team, by hitting opposing targets or capturing the other team's headquarters. The custom-designed computer-energized packs worn by players consist of a laser, as well as front, back and shoulder LED targets. When fired, the laser emits both an invisible infrared and a visible red laser beam. A successful target hit is indicted by vibration, LED color change and deactivation of the hit players pack. Points are scored for hits to the pack target areas and to the laser. During the game, details of the scoring as it occurs are communicated to players and each player's score is transmitted to the central game computer. At the end of the game each player receives a personalized scorecard detailing individual player statistics and scores, as well as team scores if a team game was played.

     Hero's employ one general manager and various shift managers, as required, to conduct its operations. Electronics specialists are shared between the two facilities. Management maintains direct and frequent contact with unit level managers.

Competition

     The family entertainment industry is a broad and growing industry. The spectrum of entertainment opportunities for families with young children is extremely broad, ranging from low-cost, short-lived activities to more lengthy and expensive activities. Low cost, low commitment activities include events such as stopping for treats, ice cream, etc. while high cost, high time commitment activities would be events such as amusement park visits, field trips, etc. Hero's and its entertainment industry peer group are more medium-cost, medium-time commitment activities, typically offering value-oriented, activity-based entertainment costing approximately $7.25 per person per visit and lasting approximately one and one-half hours per visit.
The family restaurant industry is also very broad. Young children, however, greatly limit the range of opportunities for family restaurant-goers. As a result, convenience and value are significant decision factors for families dining out with young children; the ultimate objective is to minimize the adult "hassle factor" and provide value.

Marketing  Strategy

     The primary customer for Hero's is a family with children between 2 and 16 years old. We estimate that the typical customer visits a Hero's location two to six times a year, spends an average of $7.25 per person and spends approximately one and one-half hours per visit. We believe that approximately 75% of Hero's customers have children under the age of 12. The typical Hero's customer has young children and seeks a fun, entertaining restaurant experience that includes a fun atmosphere quality food and good value.

     The Company conducts advertising campaigns primarily through radio and print media that target families with young children. Parents are periodically targeted by advertising campaigns in local newspapers. These advertisements feature package deals available at Hero's which include laser tag and game tokens. These birthday package deals provide tokens with meal purchases rather than requiring continual purchases by parents.

BUSINESS  GROWTH  AND  EXPANSION  STRATEGY

     Through our NiteLife division, we have successfully diversified geographically into both domestic and international U.S. military bases located throughout the United States, Europe and Asia. Base locations include all branches of the U.S. Armed Forces. As of September 2001, we had operations in 110 venues on more than 40 bases worldwide. The U.S. operates over 360 military bases worldwide, providing potential for growth within the military. It has been our experience that, with the continued loss of military budget funding, military nightclubs must become self-sufficient or they will be closed. We believe that Nitelife's turnkey nightclub installation and operation program provides an attractive and cost effective solution for military bases that may be experiencing budget reductions, as well as those military bases that are not experiencing such budget constraints.

     In addition to increasing the number of military bases on which Nitelife provides its traditional services, we intend to identify and acquire strategically positioned companies which expand the scope of products and services we currently provide to the military. Furthermore, we continually seek to enhance our cost-effectiveness, our operating efficiencies and our capability to provide a broader spectrum of entertainment experiences to both military and private markets, as well as the expansion opportunities with multi-venue family entertainment centers as well.

EMPLOYEES

     As of August 31, 2001, we had approximately 35 employees, of which 20 were full time and 15 were employed part time. Our employees are not represented by any collective bargaining agreements, and we have never experienced a work stoppage. We believe that our employee relations are good.

                                                       Number of
          Company                                      Employees
          -------                                      ---------

          Entertainment Technologies & Programs, Inc.          6
          Performance Sound & Light, Inc.                      4
          NiteLife Military Entertainment, Inc.                6
          Hero's Family Fun Entertainment, Inc.               19

GOVERNMENT  REGULATION

     The development and operation of Hero's facilities are subject to various federal, state and local laws and regulations, including but not limited to those that impose restrictions, levy a fee or tax, or require a permit or license on the operation of games and rides. The Company is subject to the Fair Labor Standards Act, the Americans With Disabilities Act and family leave mandates. A significant portion of the Company's personnel are paid at rates related to the minimum wage established by federal and state law. Increases in such minimum wage will result in higher labor costs to the Company, which may be partially offset by price increases and operational efficiencies.

DESCRIPTION  OF  PROPERTIES

     We lease office space at the monthly rate of $1,339.20 consisting of approximately 2,160 square feet, for our corporate headquarters at 17300 Saturn Lane, Suite 110 Houston Texas, 77058. The lease expires May 31, 2004.

     NiteLife Military Entertainment, Inc. leases office space at the monthly rate of $1,488.00 consisting of app. 2,400 square feet for its operations at 17300 Saturn Lane, Suite 111 Houston Texas, 77058. The lease expires on May 31,2004.

     Performance Sound and Light, Inc. leases office space at the monthly rate of $ 1,686.40 consisting of approximately 2,720 square feet for its operation at 17300 Saturn Lane, Suite 109 Houston Texas, 77058. The lease expires on May 31,2004.

     Hero's Entertainment - Pasadena is a 2.2-acre parcel of land located at 7770 Spencer Highway, Pasadena, Texas 77505, consisting of a 16,000 square foot building, which is owned by the Hero's.

     Hero's Entertainment - Channelview leases 8,251 square feet from Taranito Properties at a monthly rate of $4,290. The lease expires on May 31, 2002.

LEGAL  PROCEEDINGS

     1. Entertainment Technologies & Programs, Inc. vs. Bronco Group, Mgt., Inc. and Bowling & Billiard Supply Company, Inc.; 191st Judicial District Court; Dallas County, Texas

          This is a breach of contract and tortious interference with a business relationship case. Entertainment Technologies & Programs, Inc. entered into a contract with Bronco Group Management, Inc. concerning the installation of video games at a location provided by Bronco Group Management, Inc. Thereafter, Bowling & Billiard Supplies Company, Inc.

          approached Bronco and induced them to breach their contract with the Company. The Company brought suit against Bronco Group Management, Inc. for breach of contract and against Bowling & Billiard Supplies, Inc. for tortuous interference with the business relationship between the Company. and Bronco. The contract with Bronco contained a mandatory binding arbitration clause. Arbitration resulted in a judgment being entered against Bronco for breach of contract in the sum of $339,878.00. The Company has filed a pleading seeking a severance of the two causes of action to make the judgment against Bronco a final judgment and shall continue its case against Billiard for tortuous interference with a business relationship. Management has aggressively pursued this case and a favorable outcome and recovery in excess of $250,000 against Billiard is, in our opinion, possible.

     2. Verizon Capital v. Entertainment Technologies & Programs, Inc., pending in the 11th District Court of Harris County, Texas, Cause No. 2001-08321

          On February 14, 2001, Verizon Capital filed suit against the Company seeking to recover an unspecified amount of damages due to the Company's alleged breach of the lease agreement between Bell Atlantic and the Company dated May 18, 1998. On March 22, 2001, the Company filed its original answer asserting several affirmative defenses to Verizon Capital's claims. In addition, the Company filed a counterclaim asserting causes of action for breach of contract, breach of warranties, fraud, negligent misrepresentation and mutual mistake. The Company's counterclaims are based upon allegations that (1) a large portion of the equipment under the lease at issue was never delivered by the lessor, Bell Atlantic; (2) Bell Atlantic made various misrepresentations regarding its ability to deliver the equipment; and
          (3) Bell Atlantic wrongfully kept approximately $75,000 in insurance proceeds with respect to equipment that was damaged before it was transferred to the Company. The parties have engaged in significant settlement discussions to date. Settlement talks are currently ongoing. The Company cannot predict with any certainty the eventual outcome of this litigation or the settlement talks.

     3. Entertainment Technologies & Programs, Inc., et a vs. GameCom, Inc. and Ferris Productions, Inc. United States District Court for the Southern District of Texas; Houston Division

          On April 23, 2001, the Company filed suit against GameCom, Inc. and Ferris Productions, Inc. seeking to recover an unspecified amount of damages due to Ferris' alleged breach of a letter of intent between Ferris and the Company dated March 9, 2001. The Company also seeks injunctive and declaratory relief relating to the letter of intent. The Company asserts causes of action for breach of contract, fraud and tortuous interference. The Company's claims are based upon the Company's allegations that Ferris breached the letter of intent and that GameCom wrongfully interfered with the Company's rights under the letter of intent. On July 17, 2001, the Company filed a motion for partial summary judgment with respect to the counterclaims and seeking summary judgment in its favor on multiple issues. On August 24, 2001, the Company received a partial summary judgment against GameCom and Ferris. In this partial summary judgment, the court held that the contract is governed by Delaware law -- not Texas law -- as Ferris and GameCom have contended. Second, the court held that the ETPI/Ferris letter of intent contains no contractual limitation of Ferris' liability for a breach. Finally, the court held that GameCom's tortuous interference counter-claim is barred because ETPI is justified in bringing this legal action. The court did not grant ETPI's request to declare that Delaware law grants a cause of action for breach of a covenant to negotiate in good faith, but invited ETPI to resubmit this issue with additional authority. The Company's management intends to vigorously prosecute this matter to a conclusion, though, the Company cannot predict with any certainty the eventual outcome of the motion for summary judgment or this litigation.

CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

     There have been no material transactions, series of similar transactions, currently proposed transactions, or a series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer or any security holder who is known to the Company to own of record or beneficially more than 5% of the Company's common stock or any member of the immediate family of any of the foregoing persons, had a material interest.

MANAGEMENT

     The following table sets forth certain information concerning the Company's executive officers and directors:

Name                   Age  Position
----                   ---  --------
James D. Butcher. . .   41  Chairman of the Board and Chief Executive Officer
George C. Woods . . .   43  President, Chief Financial Officer and Director
Mark A. Madamba . . .   39  President, Performance Sound & Light
Robert Carrol . . . .   46  President, NiteLife Entertainment
Timothy B. Hay. . . .   55  Director of Sales and Marketing, NiteLife Entertainment
Mark E. Stutzman. . .   42  Director
Jack D. Nolan . . . .   62  Secretary and Director
Gabriel Albert Martin   68  Director

     JAMES "DOUG" BUTCHER, the Company's founder, Chairman of the Board of Directors and Chief Executive Officer, formed a mobile music company in 1978 while in the Navy, to provide entertainment services to the military nightclub at the bases on which he was stationed. After being transferred to San Diego in 1980, Mr. Butcher continued in the entertainment business obtaining several Navy contracts in the San Diego area. By 1982, after departing the Navy, the disc jockey business became a full time venture based on two clubs, one mobile D. J. system and a need for quality entertainment. Mr. Butcher has built the Company into the provider of comprehensive entertainment service and products it is today.

     GEORGE C. WOODS, President and Chief Financial Officer, has been with the Company since June 2000. Mr. Woods has considerable experience in consolidation transactions, capital formation, IPO's and mergers and acquisitions. Most recently, Mr. Woods was Vice President-Finance of Fallright America, L.L.C., where he obtained capital for growth and provided monetization of existing shareholder equity. Prior to joining Fallright, Mr. Woods was a co-founder and principal of WJG Capital, L.L.C., a Houston, Texas-based limited liability company dedicated to identifying consolidation opportunities in highly fragmented industries. WJG Capital funded Nationwide Staffing Services, Inc., a consolidation company in the staffing industry. WJG Capital assisted Nationwide with the simultaneous merger of eight founding companies and the filing of its initial public offering registration statement to be listed on the New York Stock Exchange. From 1987 to 1996, Mr. Woods held senior financial and accounting positions at Quality Tubing at which he was the Chief Financial Officer, Vice President-Finance and Administration. From 1982 to 1987, he was the Corporate Controller and Treasurer of Paragon Industries, a privately-owned manufacturing division of the WEDGE Group, Inc. a private company developing consolidations in numerous industries. Mr. Woods is a graduate of the University of Texas with a B.B.A. in Finance and earned an MBA from the University of Houston.

     MARK MADAMBA, President, Performance Sound & Light, Inc., has been with the Company since May 1994. Prior to joining the Company, Mr. Madamba spent approximately 14 years in the U.S. Air Force where, among other positions, he served as Technical Advisor and Program Manager for the Air Force's $30 million per year slot machine program, which encompassed 35 military bases worldwide. During his career in the Air Force, Mr. Madamba became recognized as one of their top electronics troubleshooters and designers. He later provided technical and management oversight to 10 bases at Headquarters Pacific Air Forces and was based out of Osan Air Base, South Korea. Mr. Madamba received his Digital Electronics diploma from the Technical Vocational Institute of New Mexico in 1980.

     ROBERT CARROLL has been associated with NiteLife since 1991. He had a dual career serving in the military Recon Operations and was the owner/operator of Oasis Entertainment before joining NiteLife in 1991. He started with NiteLife as a DJ and became the Area Talent Coordinator at Yokota Air Force Base in 1992. As operation expended in Asia, he was chosen as NiteLife's first Area Director of Asia in 1993 and served in this capacity until 1995. After retiring from the military in 1996, he moved to Houston to become Vice-President of NiteLife. In January 2001, Mr. Carroll became President of NiteLife. He has 25 years experience in DJ entertainment, concerts, promotion, club designing and technical application.

     TIMOTHY B. HAY joined the Company in June of 2000. He brings 32 years of government and military experience in the area of Morale, Welfare and Recreation. Mr. Hay served 22 years in the United States Air Force specializing in the management of military clubs and dining facilities all over the world.

After leaving active duty, he continued working with the Air Force by accepting a civil service position with the Department of Defense as Chief, Morale Welfare and Recreation at Incirlik Air Base, Turkey, where he was promoted for his efforts during Desert Storm. He continued on to several locations in the Asia Theater including Headquarters Pacific Air Forces where he served as Chief, Business Operations for the eight large Air Force Bases in the Pacific Rim. Mr. Hay received numerous awards for his outstanding efforts in providing Quality of Life Programs for our military, their dependents and government employees serving overseas.

     MARK E. STUTZMAN has been director of the Company since June 2001. He is also the Chief Operating Officer and General Counsel for Capital Growth Planning, Inc. and all its affiliated companies. Mr. Stutzman joined Capital Growth in October of 1997 after 12 years in private practice. Mr. Stutzman earned his degree from the Northwestern School of Law, graduating with Honors. Mr. Stutzman coordinates the due diligence process for all underwritings placed through Capital Growth Resources. Other core responsibilities include management of all Corporate & Broker/Dealer Operations. Mr. Stutzman holds licenses in securities and is licensed to practice law in the State of California.

     JACK D. NOLAN has been director of the Company since June 2001. He has also had his own private law practice since 1973. Mr. Nolan received his Bachelor of Science and Mathematics/Systems Engineering in 1965 from the University of Houston, along with his Doctorate of Jurisprudence from South
Texas College of Law. Mr. Nolan also was a Lieutenant in the U.S. Air Force from 1957-1960. Mr. Nolan has legal experience in Tortious Interference with Business Relationships, Employment Law and Litigation, Covenants Not to Compete, Proprietary Information Agreements, Mergers and Acquisitions, Discrimination in the Work Place, considerable business and Commercial Litigation and General Counsel for Community Associations. Mr. Nolan is a staff writer on legal subjects for the Bay Runner Publications, and has been General Counsel for Entertainment Technology & Programs, Inc. for the past 5 years.

     GABRIEL ALBERT MARTIN was recently elected to an open position on the board of directors, pursuant to a financing entered into between an investor group lead by Mr. Martin and the Company earlier this year. Mr. Martin, born in Argentina, has been a successful restaurateur and real estate developer in Houston, Texas for over 40 years. Currently, Mr. Martin serves as President and Director of Gabriel's Inc., which owned and operated the world-renowned Swiss Chalet Restaurant, among many other restaurant establishments. Gabriel's, Inc. also owns several rental properties, develops raw land, and has several interests in oil and gas properties, among other investments. Mr. Martin has served as a Director and Vice President of Magna Flux, Inc., as well as a Director of InterFirst Bank in Houston, Texas.

EXECUTIVE  COMPENSATION

     The following table sets forth information concerning compensation of the chief executive officer and all other executive officers of the Company whose salary and bonus exceeded $100,000 for services rendered to the Company for the fiscal year ended September 30, 2000.

                                     SUMMARY COMPENSATION TABLE

                                   Annual Compensation
                                --------------------------  Other Annual
Name and Principal Position     Year   Salary    Bonus(1)   Compensation
------------------------------  ----  --------  ----------  ------------

James D. Butcher, Chairman and
Chief Executive Officer. . . .  2000  $156,000  840,000(2)  None.

George C. Woods, President and
Chief Financial Officer. . . .  2000   102,000  700,000(3)  None.

----------------
(1) The Company currently has not adopted any bonus, profit sharing or long-term compensation plan providing any executive officer, director or employee with any compensation except as provided above.
(2)  Mr.  Butcher  received  840,000  shares  for  compensation  in  2000.
(3) Mr. Woods received 700,000 shares for a signing bonus in his employment agreement, signed February 28, 2001.

EMPLOYMENT  AGREEMENTS

     Effective November 10, 1995, the Company entered a ten-year employment agreement with James D. Butcher. The Agreement provides for an annual salary of $156,000, increasing to $240,000 upon completion of a secondary offering. All future increases will be at the discretion of the Board of Directors Compensation Committee. The agreement may be terminated upon death, disability or for "just cause" (as defined therein).

     Effective June 19, 2000, the Company entered into a three year employment agreement with George C. Woods. The agreement provides for an annual salary of $102,000, with annual increases and bonuses at the discretion of the Board of Directors. All future increases will be at the discretion of the Board of Directors Compensation Committee. The agreement may be terminated upon death, disability or for "just cause" (as defined therein).

COMPENSATION  OF  DIRECTORS

     The Company is compensating members of the Board of Directors as follows:

          50,000  shares          For  all  four  Meetings  attended
          10,000  shares          Per  Meeting  Attended
          10,000  shares          Additional  for  any  special  meetings
          2,500  shares           For  Telephone  Attendance

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of August 31, 2001, for (a) each person known by the Company to own beneficially more than 5% of the common stock, (b) each director, (c) each executive officer identified in the compensation table above, and (d) officers and directors of the Company as a group.

                                              NUMBER OF
                                                SHARES
                                             BENEFICIALLY  PERCENTAGE
     NAME OF BENEFICIAL OWNER                   OWNED         OWNED
     --------------------------------------  ------------  -----------

     Butcher Family Trust &
     Beneficial Ownership . . . . . . . . .    10,194,612       18.76%

     Jack D. Nolan. . . . . . . . . . . . .       180,000         .33%

     Mark E. Stutzman . . . . . . . . . . .       155,000        0.29%

     George C. Woods. . . . . . . . . . . .       800,000        1.47%

     Gabriel Albert Martin(1) . . . . . . .       214,286         .39%

     All Officers and Directors as a group.    11,543,898       21.25%

     (1)Warrants were granted to Gabriel Albert Martin, a director of the company, as part of a $15,000 equity financing completed in July 2001. Mr. Martin has the right to acquire up to 500,000 shares of our common stock. The warrant grants the holder the right to acquire each share of our common stock at a price of $0.07 per share. The warrant expires in December 2001.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. The statements under this caption are brief summaries of certain material provisions of our certificate of incorporation and by-laws. These summaries do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, such documents.

COMMON  STOCK

     As of August 31, 2001, there were 54,333,455 shares of common stock outstanding that were held of record by approximately 428 shareholders of record. In addition, as of August 31, 2001, we had issued options and warrants to purchase a total of 2,776,081 shares of common stock that are currently exercisable within 60 days of the date of this filing.

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to the rights of the holders of the shares of our outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may from time to time declare out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of our common stock are entitled to share ratably in all assets legally available for distribution, if any, remaining after the payment or provision for the payment of all our debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of our outstanding preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

     Up to 2,776,091 shares may be issued upon the exercise of certain warrants to purchase common stock. The outstanding warrants consist of the following:

PREFERRED  STOCK

     Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series. The board is authorized to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. At present, we have no preferred stock outstanding and we have no plans to issue any preferred stock.

TRANSFER  AGENT  AND  REGISTRAR

     The transfer agent and registrar for our common stock is American Register & Transfer, 432 East 900 South, Salt Lake City, UT 84111.


                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of our common stock covered by this Exchange Offer will be passed upon for us by Sonfield & Sonfield, Houston, Texas.


                                     EXPERTS

     The consolidated financial statements and schedules included in this Exchange Offer and incorporated by reference in this Exchange Offer of the Company and its subsidiaries appearing in our Annual Report on Form 10-KSB for the years ended September 30, 1999 and 2000 have been audited by Ham, Langston and Brezina, L.L.P., independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the reports, proxy statements and information so filed can be obtained from the Public Reference Section of the Commission, upon payment of certain fees prescribed by the Commission or from the Commission's Web site. The Company's common stock is traded on the Over-The-Counter Electronic Bulletin Board. The foregoing material is available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On September 3, 1999, the Company was notified by Brian S. Nathanson, CPA ("Brian S. Nathanson") that he would not be continuing as the Company's independent accountant. The Company engaged Ham, Langston & Brezina, L.L.P. ("Ham, Langston & Brezina") as its new independent accountant. The decision to change the Company's independent accountant was recommended and approved by the Company's Board of Directors.

     Brian S. Nathanson's reports on the Company's consolidated financial statements for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the Company's two fiscal years ended September 30, 1998 and the subsequent interim period preceding the decision to change independent accountants, there were no disagreements with Brian S. Nathanson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Brian S. Nathanson, would have caused it to make a reference to the subject matter or the disagreement(s) in connection with its reports covering such periods.

     During the Company's two fiscal years ended September 30, 1998 and the subsequent interim period preceding the decision to change independent accountants, there were no "reportable events" (hereinafter defined) requiring disclosure pursuant to Section 229.304(a)(1)(v) of Regulation S-K. As used herein, the term "reportable event" means any of the items listed in paragraphs
(a)(1)(v)(A)-(D)  of  Section  304  of  Regulation  S-K.

     Effective September 28, 1999, the Company engaged Ham, Langston & Brezina as its independent accountants. During the two fiscal years ended September 30, 1998 and the subsequent interim period preceding the decision to change independent accountants, neither the Company nor anyone on its behalf consulted Ham, Langston & Brezina regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, nor has Ham, Langston & Brezina provided to the Company a written report or oral advice regarding such principles or audit opinion.

                                ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC.
                                                __________


                         CONSOLIDATED FINANCIAL STATEMENTS WITH REPORT OF INDEPENDENT
                         ACCOUNTANTS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999


                                            TABLE OF CONTENTS


Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3

Consolidated Financial Statements:

     Consolidated Balance Sheet as of September 30, 2000. . . . . . . . . . . . . . . . . . . . . . .  F-4

     Consolidated Statements of Operations for the years ended September 30, 1999 and 2000. . . . . .  F-5

     Consolidated Statements of Cash Flows for the years ended September 30, 1999 and 2000. . . . . .  F-6

     Consolidated Statements of Stockholders' Deficit for the years ended September 30, 1999 and 2000  F-7

     Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-8

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Entertainment Technologies & Programs, Inc.


We have audited the accompanying consolidated balance sheet of Entertainment Technologies & Programs, Inc. and its subsidiaries (collectively, the "Company") as of September 30, 2000, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Entertainment Technologies & Programs, Inc. and subsidiaries as of September 30, 2000, and the results of their operations and their cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and at September 30, 2000 is in a negative working capital position and stockholders' deficit position. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As explained in Note 15 to the financial statements, effective October 1, 1998, the Company changed its method of accounting for start-up costs.

/s/  Ham,  Langston  &  Brezina,  L.L.P.

Houston,  Texas
December 30, 2000, except for Note 3, as to which the date is January 16, 2001

                           ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC.
                                    CONSOLIDATED BALANCE SHEET
                                        SEPTEMBER 30, 2000


                                                                                                UNAUDITED
                                                                                                 PROFORMA
                                                                                    ACTUAL       (NOTE 3)
                                                                                 ------------  ------------
ASSETS
------
   Current Assets:
       Cash and cash equivalents                                                 $     9,604   $     9,604
       Accounts receivable, net                                                      300,353       300,353
       Inventory                                                                      92,729        92,729
       Restricted cash                                                                54,210        54,210
                                                                                 ------------  ------------
           Total current assets                                                      456,896       456,896
Property and equipment, net                                                        3,894,443     1,937,093
Other assets                                                                          28,091        28,091
                                                                                 ------------  ------------
                   Total Assets                                                  $ 4,379,430   $ 2,422,080
                                                                                 ============  ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------
   Current Liabilities:
        Current maturities of notes payable                                      $ 3,736,002   $ 1,136,002
        Current portion of capital lease obligations                                 568,430       568,430
        Accounts payable and accrued liabilities                                   1,512,536     1,313,738
        Accrued phase-out period losses of discontinued restaurant operations         82,832        82,832
                                                                                 ------------  ------------
            Total current liabilities                                              5,899,800     3,101,002
Capital lease obligations, net of current portion                                    400,000       400,000
                                                                                 ------------  ------------
                Total liabilities                                                  6,299,800     3,501,002
                                                                                 ============  ============

Commitments and contingencies
Stockholder's deficit:
   Common stock, $.001 par value, 50,000,000 shares authorized, 41,540,211
       (45,734,620 proforma) shares issued and 41,140,211 (45,334,620 proforma)
        shares outstanding at September 30, 2000                                      41,540        45,334
   Additional paid-in capital                                                      6,580,495     7,038,086
   Accumulated deficit                                                            (8,392,405)   (8,012,342)
   Treasury stock, 400,000 shares at cost                                           (150,000)     (150,000)
                                                                                 ------------  ------------
            Total stockholders' deficit                                           (1,920,370)   (1,078,922)
                                                                                 ------------  ------------
                Total liabilities and stockholders' deficit                      $ 4,379,430   $ 2,422,080
                                                                                 ============  ============

          See accompanying notes to consolidated financial statements.

                   ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 2000


                                                                                  UNAUDITED
                                                            ACTUAL                PROFORMA
                                                   --------------------------       2000
                                                       1999           2000        (NOTE 3)
                                                   -----------    -----------    -----------
Revenue:
  Entertainment services                           $ 4,208,963    $ 4,048,720    $ 3,570,739
  Retail                                               944,998        768,874        768,874
                                                   -----------    -----------    -----------
    Total revenue                                    5,153,961      4,817,594      4,339,613
                                                   -----------    -----------    -----------
Cost of sales and services:
  Entertainment services                             2,102,550      2,087,329      2,028,283
  Retail                                               783,035        366,957        366,957
                                                   -----------    -----------    -----------
    Total cost of sales and services                 2,885,585      2,454,286      2,395,240
                                                   -----------    -----------    -----------
Gross margin                                         2,268,376      2,363,308      1,944,373
General and administrative expenses                  3,018,379      3,067,203      2,620,803
Depreciation and amortization expense                  877,963        731,221        683,418
                                                   -----------    -----------    -----------
  Loss from operations                              (1,627,966)    (1,435,116)    (1,359,848)
                                                   -----------    -----------    -----------
Other income (expenses):
  Gain (loss) on disposal of assets                     (2,342)             -        348,798
  Interest expense                                  (1,219,703)      (765,120)      (304,529)
                                                   -----------    -----------    -----------
    Total other income (expenses)                   (1,222,045)      (765,120)        44,269
                                                   -----------    -----------    -----------
Loss from continuing operations                     (2,850,011)    (2,200,236)    (1,315,179)
Discontinued operations:
  Loss from operation of discontinued
    restaurant division                               (510,962)             -              -
  Loss on disposal of discontinued restaurant
    division, including provision for losses
    during the phase-out period                       (299,364)       (26,253)       (26,253)
                                                   -----------    -----------    -----------
Loss before cumulative effect of change in
  accounting principle                              (3,660,337)    (2,226,489)    (1,341,432)
Cumulative effect of change in accounting for
  start up expenses                                   (170,611)             -              -
                                                   -----------    -----------    -----------
Net loss                                           $(3,830,948)   $(2,226,489)   $(1,341,432)
                                                   ===========    ===========    ===========
Basic and diluted net loss per common share:
  Continuing operations                            $     (0.09)        $(0.06)        $(0.03)
  Discontinued operations                                (0.02)             -              -
  Cumulative effect of change in accounting
    principle                                            (0.01)             -              -
                                                   -----------    -----------    -----------
    Net loss                                       $     (0.12)        $(0.06)        $(0.03)
                                                   ===========    ===========    ===========
Weighted average shares outstanding                 31,922,657     37,060,044     41,254,457
                                                   ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                   ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 2000

                                                            1999           2000
                                                         -----------    -----------
Cash flows from operating activities:
  Net loss                                               $(3,830,948)   $(2,226,489)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Loss from discontinued operations                        510,962              -
    Loss on disposal of discontinued operations              299,364         26,253
    Depreciation and amortization                            877,963        731,221
    Provision for doubtful accounts                            4,985              -
    Loss on disposal of property and equipment                 2,342              -
    Common stock issued for services                          60,400        199,930
    Common stock issued for interest expense                 486,000        323,514
    Cumulative effect of a change in accounting              110,510              -
    Cumulative effect of a change in accounting
      related to discontinued operations                      60,091              -
    Changes in operating assets and liabilities,
      net of effects from acquisitions:
      Accounts receivable                                    144,593        141,508
      Inventory                                              111,036           (284)
      Restricted cash                                              -        (54,210)
      Other assets                                            83,076         21,756
      Book overdraft                                          36,888        (36,888)
      Accounts payable and accrued liabilities               610,873        344,055
                                                         -----------    -----------
        Net cash used in continuing operations              (431,865)      (529,634)
        Net cash provided by (used in) discontinued
          operations                                        (444,523)       126,579
                                                         -----------    -----------
          Net cash used in operating activities             (876,388)      (403,055)
                                                         -----------    -----------
Cash flows from investing activities:
  Capital expenditures                                      (861,142)      (324,077)
  Capital expenditures of discontinued operations            (12,879)             -
  Proceeds received from sale of property and
    equipment                                                 66,561              -
                                                         -----------    -----------
          Net cash used in investing activities             (807,460)      (324,077)
                                                         -----------    -----------
Cash flows from financing activities:
  Proceeds from notes payable                              2,223,165        702,639
  Proceeds from sale of common stock                          10,000        167,500
  Payments on notes payable                                 (352,880)      (133,403)
  Payments on capital lease obligation                       (53,177)             -
  Purchase of treasury stock                                (150,000)             -
                                                         -----------    -----------
          Net cash provided by financing activities        1,677,108        736,736
                                                         -----------    -----------
Increase (decrease) in cash and cash equivalents              (6,740)         9,604
Cash and cash equivalents, beginning of year                   6,740              -
                                                         -----------    -----------
Cash and cash equivalents, end of year                   $         -    $     9,604
                                                         ===========    ===========
Supplemental disclosure of cash flow information:
 Cash paid for interest expense                          $   887,491    $   143,430
                                                         ===========    ===========
 Cash paid for income taxes                              $         -    $         -
                                                         ===========    ===========

             See accompanying notes to consolidated financial statements.

                                                 ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC.
                                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                               FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 2000

                                                               ADDITIONAL    UNISSUED
                                           COMMON STOCK          PAID-IN      COMMON     ACCUMULATED     TREASURY
                                         SHARES      AMOUNT      CAPITAL       STOCK       DEFICIT         STOCK         TOTAL
                                       ----------   --------   -----------   ---------   ------------   -----------   -----------
Balance at September 30,
  1998                                 30,093,460    $30,093   $5,049,378    $ 60,000    $(2,334,968)   $     -       $ 2,804,505
Purchase of 400,000 shares of
  treasury stock                                -          -            -                          -      (150,000)      (150,000)
Issuance of common stock in con-
  nection with the funding of
  notes payable                         2,050,000      2,050      543,950     (60,000)             -             -        486,000
Issuance of common stock for cash          66,667         68        9,934           -              -             -         10,000
Issuance of common stock for
  services                                369,750        369       60,031           -              -             -         60,400
Net loss for the year ended
  September 30, 1999                            -          -            -           -     (3,830,948)            -     (3,830,948)
                                       ----------    -------   ----------    --------    -----------    ----------    -----------
Balance at September 30, 1999          32,579,877     32,580    5,663,293           -     (6,165,916)     (150,000)      (620,043)
Issuance of common stock for cash         988,889        989      166,511           -              -             -        167,500
Issuance of common stock for
  services                              1,519,500      1,519      198,411           -              -             -        199,930
Notes payable converted to common
  stock                                 1,975,693      1,976      233,242           -              -             -        235,218
Issuance of common stock as
  collateral                            2,000,000      2,000       (2,000)          -              -             -              -
Issuance of common stock in pay-
  ment of accrued interest              2,476,252      2,476      321,038           -              -             -        323,514
Net loss                                        -          -            -           -     (2,226,489)            -     (2,226,489)
                                       ----------    -------   ----------    --------    -----------    ----------    -----------
Balance at September 30, 2000          41,540,211    $41,540   $6,580,495    $     -     $(8,392,405)    $(150,000)   $(1,920,370)
                                       ==========    =======   ==========    ========    ===========    ==========    ===========

                    See accompanying notes to consolidated financial statements.

                   ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   BACKGROUND  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

          BACKGROUND
          ----------

               Entertainment Technologies & Programs, Inc. ("ETP") and its wholly-owned subsidiaries (the "Company") are engaged in three major areas of operations as follows:

                    - Operation of night clubs and other entertainment facilities on United States military bases throughout the world, including the planning, promotion and production of live performances at such facilities.

                    - Design and retail sale of professional sound and lighting equipment to both the United States military and the non-military consumer markets.

                    - Design and operation of amusement facilities and equipment.

               During 1999, the Company was also in restaurant operations, but made a strategic decision to discontinue those operations. (See Note
          10)

               The accompanying consolidated financial statements include the accounts and transactions of ETP, along with its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements and notes thereto are presented as if all mergers and business combinations accounted for as poolings of interest have operated as one entity since inception.

          USE  OF  ESTIMATES
          ------------------

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from estimates.

          REVENUE  RECOGNITION
          --------------------

               Revenue is recognized at the time services are performed or when products are shipped.

          CONCENTRATIONS  OF  CREDIT  RISK
          --------------------------------

               Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable. The Company maintains its cash in well known banks selected based upon management's assessment of the banks' financial stability. Balances periodically exceed the $100,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits. Accounts receivable generally arise from sales of equipment and services to the United States Government and to United States consumers. Collateral is generally not required for credit granted. Sales to the United States government approximate 70% of total sales reported in the accompanying statements of operations.

          CASH  EQUIVALENTS
          -----------------

               For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

          INVENTORIES
          -----------

               Inventories, consisting primarily of items available for catalog sales are valued at the lower of cost or market. Cost is determined based upon the first-in, first-out (FIFO) method.

          PROPERTY  AND  EQUIPMENT
          ------------------------

               Property and equipment is stated at cost. Depreciation is computed principally by the straight-line method over estimated useful lives as follows:

                                                          ESTIMATED
               DESCRIPTION                              USEFUL  LIVES

               Amusement  games                             5  years
               Furniture  and  equipment                  5-7  years
               Club  equipment                            5-7  years
               Leasehold  improvements                     15  years
               Vehicles                                     5  years
               Buildings                                   39  years

          INCOME  TAXES
          -------------

               The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax carrying amounts of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

          LOSS  PER  SHARE
          ----------------

               Basic and diluted loss per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period.

          STOCK-BASED  COMPENSATION
          -------------------------

               The Company accounts for its stock compensation arrangements under the provisions of APB No. 25 "Accounting for Stock Issued to Employees". The Company provides disclosure in accordance with the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation".

          IMPAIRMENT  OF  LONG-LIVED  ASSETS
          ----------------------------------

               In the event that facts and circumstances indicate that the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset or the asset's estimated fair value to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

          FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
          ---------------------------------------

               The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

          COMPREHENSIVE  INCOME
          ---------------------

               The Company has adopted Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income". Comprehensive income includes such items as unrealized gains or losses on certain investment securities and certain foreign currency translation adjustments. The Company's financial statements include none of the additional elements that affect comprehensive income. Accordingly, comprehensive income and net income are identical.

          SEGMENT  INFORMATION
          --------------------

               The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". Under the new standard, the Company is required to use the management approach to reporting its segments. The management approach designates that the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's segments. The accounting policies of the segments are the same as those described elsewhere in Note 1.

          RECLASSIFICATIONS
          -----------------

               Certain items in these financial statements have been reclassified to conform to the current period presentation.

2.   GOING  CONCERN  CONSIDERATIONS

     During the years ended September 30, 1999 and 2000, the Company has experienced negative financial results as follows:

                                       1999           2000
                                    -----------    ------------
      Net loss                      $(3,830,948)   $(2,226,489)

      Negative cash flows from
       operations                      (913,276)      (403,055)

      Negative working capital       (2,221,853)    (5,442,904)

      Accumulated deficit            (6,165,916)    (8,392,405)

      Stockholders' deficit            (620,043)    (1,920,370)

     In addition to its negative financial results, the Company has also experienced operational problems as follows:

          - During 1999, Redfish Management, Inc. ("RMI"), a wholly owned subsidiary of the Company, filed for Chapter 11 bankruptcy protection to allow the Company to limit future losses by its restaurant operations (See
     Note  11).

          - The Company is delinquent on payments of principal and accrued interest for a significant portion of its note payable and capital lease obligations. Additionally, at September 30, 2000, the Company is in violation of numerous financial and non-financial covenants included in such note payable and capital lease agreements for which waivers have not been obtained. Debt under those agreements has been classified as current in the accompanying financial statements (See Note 6 and 9) and could be called by the creditors.

          - Management has developed specific current and long-term plans to address its viability as a going concern as follows:

          - During 1999 the Company adopted plans to discontinue its restaurant operations because those operations require significant amounts of debt financing and have contributed significantly to the Company's financial problems. Seeking Chapter 11 bankruptcy for Redfish Management, Inc. was a step necessary to allow the Company to eliminate those operations without increasing risk to its more profitable operations. The elimination of restaurant operations resulted in a reduction of losses of approximately $800,000 in 2000 as compared to 1999.

          - The Company is currently in the final negotiation stages of a debt reduction plan to exchange certain of its assets to repay approximately $2,900,000 of long-term debt and related accrued interest. (See Note 3)

          - During 2000 the Company took steps to add depth to its management team with the addition of an experienced chief financial officer and controller. Management is currently exploring ways to extinguish additional debt in exchange for assets or through issuance of common stock and to concentrate on its core business.

          - There can be no assurance that the Company's debt reduction plans will be successful or that the Company will have the ability to implement its business plan and ultimately attain profitability. The Company's long-term viability as a going concern is dependent upon three key factors, as follows:

          - The Company's ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations in the near term.

          - The ability of the Company to control costs and expand revenues from existing or new businesses.

          - The ability of the Company to ultimately achieve adequate profitability and cash flows from operations to sustain its operations.

3.   DEBT  REDUCTION  PLAN  AND  PRO-FORMA  INFORMATION

     The Company has entered the final negotiation stages of a debt reduction agreement (the "Debt Reduction Agreement"), the completion of which is probable at September 30, 2000. Under the Debt Reduction Agreement the Investor Notes (See Note 6) will be brought current and ultimately repaid through the Company's contribution of certain property (a waterpark facility, a racetrack and certain raw land) located in Midland, Texas and 2,200,000 shares of the Company's common stock, to a trust for liquidation, with the proceeds used for repayment of the Investor Notes. The Debt Reduction Agreement provides for any shortfall in the proceeds from liquidation of the property and shares of the Company's common stock to be satisfied through the Company's issuance of additional shares of the Company's common stock or through the trustee's foreclosing on certain other property pledged by the Company. If excess proceeds are received, such proceeds would be returned to the Company after satisfaction of fees of the trust.

     The unaudited proforma balance sheet as of September 30, 2000 gives effect to the transaction as if it had occurred at that date. The unaudited proforma statement of operations for the year ended September 30, 2000 gives effect to the transaction as if it had occurred on October 1, 1999.

     The unaudited proforma financial statements are presented for informational purposes only and are not necessarily indicative of the results of operations that would have been achieved had the transaction been completed at October 1, 1999, nor are they indicative of the Company's future results of operations.

     The Company believes that the assumptions used in preparing the unaudited proforma balance sheet and statement of operations provides a reasonable basis for presenting all of the significant effects of the debt repayment agreement, and that the proforma adjustments give effect to those assumptions in the unaudited proforma statements of operations.

     Unaudited proforma adjustments to the consolidated balance sheet are as follows:

          a. Reduction of $1,957,350 to property to reflect the net book value of assets to be placed in trust to provide proceeds for repayment of the Investor Notes. The value of the property is assumed to be $2,450,000 at September 30, 2000, based on independent appraisal.

          b. Elimination of the Investor Notes in the amount of $2,600,000 and related accrued interest of $198,798 at September 30, 2000.

          c. Issuance of 4,194,409 shares of the Company's common stock to repay the remaining portion of the Investor Notes and accrued interest not extinguished with proceeds from sale of the property placed in trust as described in a. above. The price of the Company's common stock is assumed to be $0.11 based on the quoted market price at September 30, 2000.

     Unaudited proforma adjustments to the consolidated statement of operations are as follows:

          a. Reduction in depreciation expense of $47,803, attributable to elimination of the property placed in trust to provide proceeds for repayment of the Investor Notes.

          b. Reduction in interest expense of $460,591 related to the elimination of interest expense on the Investor Notes.

          c. Gain on sale of the property placed in trust to provide for repayment of the Investor Notes in the amount of $348,798 based on a comparison of the appraised value with the net book value of the property at October 1, 1999.

          d. Decrease in revenues, cost of revenues and general and administrative expenses associated with the elimination of operating activities involving the property placed in trust to provide for repayment of the Investor Notes. The effect of these items (excluding depreciation expense) was an improvement to loss from operations of $27,465.

4.  ACCOUNTS  RECEIVABLE

     Accounts receivable consist primarily of amounts due from U.S. military bases for the purchase of entertainment equipment and services. An allowance for doubtful accounts is provided, when appropriate, based on past experience and other factors which, in management's judgment, deserve current recognition in estimating probable bad debts. Such factors include circumstances with respect to specific accounts receivable, growth and composition of accounts receivable, the relationship of the allowance for doubtful accounts to accounts receivable and current economic conditions. Accounts receivable at both September 30, 1999 and 2000 are stated net of an allowance for doubtful accounts of $17,985.

5.  PROPERTY  AND  EQUIPMENT

     Property  and  equipment  consisted of the following at September 30, 2000:

          Land                                             $  913,485
          Buildings and improvements                        1,626,405
          Club equipment                                    2,446,974
          Amusement games                                   2,035,259
          Furniture and equipment                             351,702
          Vehicles                                            111,701
                                                           ----------
                                                            7,485,526
          Less: accumulated depreciation and amortization   3,591,083
                                                           ----------
          Property and equipment, net                      $3,894,443
                                                           ==========

     Depreciation expense for the years ended September 30, 1999 and 2000 was $920,589 and $731,221, respectively.

6.  NOTES  PAYABLE

     Notes  payable  consist  of  the  following  at  September  30,  2000:

          Note payable to a bank (the "SBA Loan"),
          bearing interest of 12.25% per year and
          due in monthly payments of $5,928,
          including interest, through November
          2016.  This note is guaranteed by the
          United States Small Business Adminis-
          tration ("SBA") and is collateralized
          by certain real estate and by the per-
          sonal guarantee of an officer/stock-
          holder of the Company.                     $  515,157

          Notes payable to investors (the "Investor
          Notes") under private placements handled
          by an investment company.  These notes
          bear interest at stated rates ranging
          from 12.0% to 14.0% per year and are
          collateralized by substantially all
          assets of the Company.                      2,600,000

          Notes payable to individuals, due on
          demand, bearing interest at various
          rates up to 10% per year.  These
          notes are not collateralized.                 192,045

          Note payable to factoring companies,
          bearing interest at graduated rates
          based upon the collection period
          for factored receivables.                     309,797

          Note payable to a bank, bearing interest
          of 14.25% per year and due on demand.
          This note is not collateralized.               68,750

          Note payable to a leasing company,
          due in monthly payments of $1,112
          through September 2004 and collateralized
          by certain equipment.                          50,253
                                                     ----------

                 Total notes payable                 $3,736,002
                                                     ==========

     The SBA Loan, contains various financial and non-financial covenants, which require the Company, among other things, to maintain certain levels of cash flows, stockholders' equity and debt to equity. The covenants also prohibit, without the consent of the lender, the Company from making material changes to its business, declaring or paying dividends, transferring ownership interests in the Company, paying salaries to certain officers of the Company in excess of specified limits, or incurring new debt. The Company is in violation of many of the covenants of the SBA Loan. Accordingly, the SBA Loan could be called at any time by the lender. The Company has not requested or received covenant violation waivers from the lender and the SBA Loan has been classified as current in the financial statements.

In connection with the funding of the Investor Notes, the Company issued a total of 2,050,000 shares of its common stock and paid loan costs of approximately $420,000. Accordingly, the actual weighted average interest rate on these notes, including the effect of the issuance of common stock and the payment of loan costs, approximated 61% during the year ended September 30, 1999. During the year ended September 30, 2000, the Company incurred costs of approximately $126,000 to further extend the Investor Notes. Accordingly, the weighted average interest rate on these notes approximated 18% during the year ended September 30, 2000.

     The Investor Notes consist of five notes in face values of $200,000 to $600,000. The investment company arranged for funding of the Investor Notes using two methods. Two of the notes with a total face value of $1,200,000 were placed in unit trusts in which investors acquired interest in $1,000 units. The remaining $1,400,000 was funded through the sale of undivided interests in three notes. The Company, in order to secure the funding under Investor Notes issued a total of 2,050,000 shares of its common stock to the investors and the investment company. The issuance of those shares resulted in the Company recognizing $486,000 of additional interest expense in 1999. The Company also incurred loan costs in connection with the Investor Notes of approximately $420,000 in the form of legal fees, accounting fees, commissions and other directly related costs and substantially all such costs were amortized to expense in 1999.

     The Investor Notes contain certain covenants that require, among other things, that the Company make all payments under the notes when due, experience no significant change in its financial condition or be the subject of any bankruptcy proceedings (See Note 2). At September 30, 2000 the Company was in violation of certain covenants under the Investor Notes and the Company is currently arranging to repay the Investor Notes under the Debt Reduction Plan. (See Note 3)

7.   ACCOUNTS  PAYABLE  AND  ACCRUED  LIABILITIES

     Accounts payable and accrued liabilities consisted of the following at September 30, 2000:

          Accounts payable, trade            $  545,803
          Accrued payroll and related taxes     136,944
          Accrued rent expense                   79,373
          Accrued interest expense              353,324
          Sales taxes payable                    56,493
          Accrued property tax expense           65,241
          Other accrued expenses                192,858
          Accrued litigation settlement          82,500
                                             ----------
                                             $1,512,536
                                             ==========

8.   INCOME  TAXES

     The Company has incurred losses since its inception and, therefore, has not been subject to federal income taxes. As of September 30, 1999, the Company had net operating loss ("NOL") carryforwards for income tax purposes of approximately $8,800,000 which expire in various tax years through 2021. Under the provisions of Section 382 of the Internal Revenue Code the greater than 50% ownership change in the Company that could result from the debt agreement with an investment company could severely limit the Company's ability to utilize its NOL carryforward to reduce future taxable income and related tax liabilities. Additionally, because United States tax laws limit the time during which NOL carryforwards may be applied against future taxable income, the Company will, in all likelihood, be unable to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income.

     The composition of deferred tax assets and liabilities and the related tax effects at September 30, 2000 are as follows:

            Deferred tax assets:
              Net operating losses               $ 3,007,071
              Other asset basis difference            34,805
              Accrued liabilities and reserves        28,050
              Valuation allowance                (2,989,882)
                                                 -----------
                Total deferred tax assets             80,044
                                                 -----------
             Deferred tax liabilities:
              Property and equipment                (80,044)
                                                ------------
                Total deferred tax liability        (80,044)
                                                ------------
             Net deferred tax asset (liability)  $         -
                                                 ===========

     The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss for the years ended September 30, 2000 and 1999 is as follows:

                                                                   2000                  1999
                                                           -----------------    --------------------
                                                            AMOUNT        %        AMOUNT        %
                                                         -----------    ----    ------------    ----
                                                                                (AS RESTATED)
          Benefit for income tax at
            federal statutory rate                         $(757,006)    (34)%   $(1,302,522)    (34)%
          Difference in depreciation                         (28,267)     (1)         50,266       1
          Difference in amortization
            of start-up costs                                (11,601)     (1)         46,406       1
          Difference in recognition
            of accrued expenses                                6,847       1          21,203       -
          Difference in recognition of
            accrued loss on disposal of
            discontinued operations                         (101,784)     (5)        101,784       3
          Difference in gain on sale
            of asset                                               -       -           7,565       -
          Non-deductible expenses                              3,500       -           2,119       -
          Increase in valuation
            allowance                                        888,311      40       1,073,179      28
                                                           ---------    ----     -----------    ----
                                                           $      -        0%    $         -       0%
                                                           =========    ====     ===========    ====

9.   LEASE  OBLIGATIONS

     Included in property and equipment in the accompanying consolidated balance sheet at September 30, 2000 are the following assets held under a capital lease:

          Amusement  games                        $1,200,000
          Accumulated  amortization                 (519,999)
                                                  -----------
          Assets  under  capital  leases,  net     $  680,001
                                                   ==========

     The Company has also entered into certain operating leases for offices and retail operations. Certain of the leases provide for renewal options, payment of taxes and utilities by the Company, and increases to rent should certain costs to the landlord increase. Rental expense under operating leases was $100,908 and $423,013 for the years ended September 30, 2000 and 1999, respectively. At September 30, 2000, due to liquidity problems, the Company is eighteen months delinquent on rent at its headquarters in the amount of $79,373.

     Minimum lease payments due under leases with remaining lease terms of greater than one year and expiration dates subsequent to September 30, 2000 are summarized as follows:

           YEAR  ENDED                                   CAPITAL
          SEPTEMBER 30,                                   LEASE
          -------------                                 ----------
               2001                                     $  975,412
               2002                                         75,000
               2003                                         75,000
               2004                                         75,000
               2005                                         75,000
               Thereafter                                  516,925
                                                        ----------
           Total  minimum  leases                        1,792,337
           Less  amount  representing  interest            823,907
                                                        ----------
           Present  value  of  minimum  lease  payments    968,430
           Less  current  portion                          568,430
                                                        ----------

                                                        $  400,000
                                                        ==========

     The capital lease agreement includes certain covenants that require the Company to provide various financial information to the lessor in a timely manner. During the year ended September 30, 2000 and 1999, the Company did not comply with the lease covenants and at September 30, 2000, the Company was thirty months past due on required payments under the lease obligation. Such past due payments total $690,197 and include accrued interest expense of $136,377, accrued sales tax expense of $53,590 and principal payments of $500,230. Accordingly, the Company is in default of the lease agreement and the lessor could repossess the amusement games or request payment of past due amounts. If the lessor requested payment of past due amounts and the Company was unable to comply, the lessor's only recourse is repossession of the leased amusement games. The Company has not requested or received any waiver of covenant violations and its present financial circumstances prevent the Company from making past due lease payments.

10.  DISCONTINUED  OPERATIONS

     On September 15, 1999, the Company adopted a plan to dispose of all restaurant operations. The Company's restaurant operations were conducted through its wholly owned subsidiary, Redfish Management, Inc. ("RMI"). As part of the Company's plan, RMI sought Chapter 11 federal bankruptcy protection in November 1999 and began an effort to sell all assets of RMI.

     Based on discussions with prospective buyers of RMI's assets, the Company recognized an estimated loss on disposal of RMI's assets of $279,364 at September 30, 1999. The Company has also recorded a $20,000 provision for losses from continued operation of its restaurants to the date of disposal. Management expects to complete disposition of RMI's assets by January 31, 2000.

     The gain (loss) from operation of the discontinued restaurant division presented in the accompanying statements of operations includes the following:

                                                1999        2000
                                             ----------    --------
          Net  sales                          $1,607,613   $      -
          Gain  (loss)  from  operations        (316,992)         -
          Gain  (loss)  from  discontinued
            operations                          (510,962)   (26,353)

     Net current liabilities of discontinued restaurant operations consist primarily of accounts payable and accrued liabilities at September 30, 2000.

11.  CONTINGENCIES

     During October 1998, the Company abandoned certain lease space in a shopping mall in Arlington, Texas before the expiration of the lease term. Management abandoned the lease because management believed that the lessor improperly induced the Company to enter the lease through misrepresentations about the ability of the shopping mall to support the amusement services offered by the Company. In January 1999, the lessor filed a lawsuit against the Company seeking damages of $124,727, plus applicable interest and attorney's fees, for breach of lease. During 2000, the case went to mediation and the lessor received a settlement of $135,000. The Company paid $67,500 during 2000 and has recorded an accrual of $67,500 at September 30, 2000.

     As described in Note 2 to the financial statements, on November 16, 1999, RMI, a wholly-owned subsidiary that includes all of the Company's restaurants, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy filing, the Company's plan of reorganization is based upon a planned sale of all assets of RMI and use of the proceeds for payment of creditors. At September 30, 1999 the Company has treated the operations of RMI as a discontinued business segment and wrote the related assets down to their estimated net realizable values.

     The Company is currently a party to certain other litigation arising in the normal course of business. Management believes that such litigation will not have a material impact on the Company.

12.  BUSINESS  SEGMENTS

     During the fiscal year ended September 30, 1999 and 2000, the Company operated primarily in three strategic business units that offer different products and services: providing military entertainment services, retail sale of sound and lighting equipment and design and operation of amusement facilities and equipment. Restaurant operations have not been included in segment information since they were reported as discontinued operations in 1999 (See
Note 10). Financial information regarding the other business segments is as follows:

                                            MILITARY      RETAIL    AMUSE-
                                         ENTERTAINMENT     SALES     MENT     OTHER     TOTAL
                                         --------------   -------   -------   ------   --------
                                                         (AMOUNTS IN THOUSANDS)
   YEAR ENDED SEPTEMBER 30,
    2000:

   Revenues                                $3,327           $ 769    $   722    $  -     $ 4,818
   Income (loss) from operations             (109)           (113)      (935)    (278)    (1,435)
   Total assets                             1,060             163      3,128       28      4,379
   Interest expense                            74              18        673        -        765
   Depreciation expense                       357               5        362        7        731
   Capital expenditures                       303               7         14        -        324

   YEAR ENDED SEPTEMBER 30.
    1999:

   Revenues                                $3,309           $ 945    $   857    $  43    $ 5,154
   Income (loss) from operations             (197)           (166)    (1,107)    (157)    (1,627)
   Total assets                             1,413             272      3,256       35      4,976
   Interest expense                            38              35      1,021      126      1,220
   Depreciation expense                       383               1        484       10        878
   Effect of change in accounting               -               -        111        -        111
   Capital expenditures                       337               2        497       25        861

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sale prices are market based. The Company evaluates performance based on operating earnings of the respective business units.

13.  NON-CASH  FINANCING  AND  INVESTING  ACTIVITY

     During the year ended September 30, 1999, the Company sold certain equipment in exchange for the buyer's assumption of a $130,565 directly related note payable.

     During the year ended September 30, 2000, the Company issued 1,975,693 shares of common stock to convert $235,218 of notes payable to equity.

14.  CUMULATIVE  EFFECT  OF  CHANGE  IN  ACCOUNTING  PRINCIPLE

     Effective October 1, 1998, the Company, in accordance with the American Institute of Certified Public Accountants' Statement of Position 98-5, changed its method of accounting for start-up costs. The change involved expensing these costs as incurred, rather than capitalizing and subsequently amortizing such costs. The change in accounting principle resulted in the write-off of the costs capitalized as of October 1, 1998. The cumulative effect of the write-off, which totals $170,611, has been expensed and included in the accompanying 1999 consolidated statement of operations. The effect of adopting this change in accounting principle for the year ended September 30, 1999 is as follows:

     Loss  from  continuing  operations                    $110,520
     Net  loss  per  share  from  continuing  operations       0.01

     Loss  from  discontinued  operations                    60,091
     Net  loss  per  share  from  discontinued  operations     0.00

     Net  loss                                              170,611
     Net  loss  per  share                                     0.01

                         ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC. AND SUBSIDIARIES

                        UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS FOR THE
                          THREE MONTHS AND NINE MONTHS ENDED JUNE 30, 2001 AND 2000


                                             TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
Unaudited Consolidated Condensed Financial Statements:

  Unaudited Consolidated Condensed Balance Sheet as of June 30, 2001 and September 30, 2000      F-19

  Unaudited Consolidated Condensed Statement of Operations for the three months and nine months
  ended June 30, 2001 and 2000                                                                   F-20

  Unaudited Consolidated Condensed Statement of Cash Flows for the nine months ended June 30,
    2001 and 2000                                                                                F-21

  Unaudited Consolidated Condensed Statement of Stockholders' Deficit for the nine months
    ended June 30, 2001                                                                          F-22

Notes to Unaudited Consolidated Condensed Financial Statements                                   F-23

          ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET


                                                       JUNE 30,
                                                         2001       SEPTEMBER 30,
     ASSETS                                          (UNAUDITED)       2000
     ------                                        ---------------  ------------
Current assets:
  Cash and cash equivalents                        $            -   $     9,604
  Accounts receivable, net                                584,951       300,353
  Inventory                                                62,199        92,729
  Prepaid expenses                                         54,531             -
  Restricted assets                                        58,262        54,210
                                                   ---------------  ------------

    Total current assets                                  759,943       456,896

Property and equipment, net                             1,995,954     3,894,443
Other assets                                               44,414        28,091
                                                   ---------------  ------------

      Total assets                                 $    2,800,311   $ 4,379,430
                                                   ===============  ============


LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current liabilities:
  Book overdraft                                   $        6,262   $         -
  Current maturities of notes payable and
    capital lease obligation                            1,965,987     4,304,432
  Accounts payable and accrued liabilities              1,343,474     1,512,536
  Accrued phase-out period losses of discontinued
    restaurant operations                                       -        82,832
                                                   ---------------  ------------

    Total current liabilities                           3,315,723     5,899,800

Notes payable and capital lease obligation, net
  of current portion                                      444,975       400,000
                                                   ---------------  ------------

      Total liabilities                                 3,760,698     6,299,800
                                                   ---------------  ------------

Commitments and contingencies

Stockholders' deficit:
  Common stock, $.001 par value, 50,000,000
    shares authorized, 49,544,317 and 41,540,211
    shares issued and  49,144,317 and 41,140,211
    shares outstanding at June 30, 2001 and
    September 30, 2000, respectively                       49,544        41,540
  Additional paid-in capital                            7,960,474     6,580,495
  Accumulated deficit                                  (8,820,405)   (8,392,405)
  Treasury stock: 400,000 shares at cost                 (150,000)     (150,000)
                                                   ---------------  ------------

      Total stockholders' deficit                        (960,387)   (1,920,370)
                                                   ---------------  ------------

        Total liabilities and stockholders'
          deficit                                  $    2,800,311   $ 4,379,430
                                                   ===============  ============

Note: The balance sheet at September 30, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     See  accompanying  notes.

               ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC. AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                                 THREE MONTHS ENDED JUNE 30, NINE MONTHS ENDED JUNE 30,
                                  -------------------------  --------------------------
                                      2001         2000         2001           2000
                                  -----------  ------------  ------------  ------------
Total revenue                     $ 1,024,707  $ 1,346,573   $ 2,535,312   $ 3,747,750

Total cost of sales and
  services                            530,953      744,228     1,262,822     2,031,135
                                  -----------  ------------  ------------  ------------

Gross margin                          493,754      602,345     1,272,490     1,716,615

General and administrative
  expenses                            353,049      324,534     1,212,144     1,354,892

Depreciation and amortization          54,752      194,319       286,962       582,957
                                  -----------  ------------  ------------  ------------

  Income (loss) from operations        85,953       83,492      (226,616)     (221,234)

Interest expense                       73,732      247,889       201,384       502,519
                                  -----------  ------------  ------------  ------------

Income (loss) from continuing
  operations                           12,221     (164,397)     (428,000)     (723,753)

Discontinued operations-loss
  from operation of discontin-
  ued restaurant division                  -       (48,903)           -         48,903
                                  -----------  ------------  ------------  ------------

Net income (loss)                 $    12,221  $  (213,300)  $  (428,000)  $  (772,656)
                                  ===========  ============  ============  ============

Basic and diluted net loss
  per common share                $      0.00  $     (0.01)  $     (0.01)  $     (0.02)
                                  ===========  ============  ============  ============

Weighted average shares
 outstanding                       48,310,400   35,043,230    47,245,769    34,566,028
                                  ===========  ============  ============  ============

                               See accompanying notes.

      ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC. AND SUBSIDIARIES
        UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS


                                            NINE MONTHS ENDED JUNE 30,
                                            --------------------------
                                                 2001        2000
                                              ----------  -----------
Cash flows from operating activities:
  Net loss                                    $(428,000)  $ (772,656)
  Adjustments to reconcile net loss to net
    cash provided by (used in) operating
    activities                                  170,778    1,139,010
                                              ----------  -----------

      Net cash provided by (used in)
        operating activities                   (257,222)     366,354
                                              ----------  -----------

Cash flows from investing activities:
  Capital expenditures                         (357,374)    (254,952)
                                              ----------  -----------

      Net cash used in investing activities    (357,374)    (254,952)
                                              ----------  -----------

Cash flows from financing activities:
  Increase (decrease) in book overdrafts          6,262      (36,888)
  Proceeds from sale of common stock            205,400       25,000
  Proceeds from notes payable and capital
    lease obligations                           393,330      461,269
  Payments on notes payable and capital
    lease obligations                                 -     (423,839)
                                              ----------  -----------

      Net cash provided by (used in)
        financing activities                    604,992       25,542
                                              ----------  -----------

Increase (decrease) in cash and cash
  equivalents                                    (9,604)     136,944

Cash and cash equivalents, beginning of
  period                                          9,604            -
                                              ----------  -----------

Cash and cash equivalents, end of period      $       -   $  136,944
                                              ==========  ===========

                        See accompanying notes.

                   ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC. AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' DEFICIT
                              FOR THE NINE MONTHS ENDED JUNE 30, 2001

                                          COMMON STOCK        ADDITIONAL
                                                 PAR AMOUNT    PAID-IN    ACCUMULATED
                                                  TREASURY
                                       SHARES      $0.001      CAPITAL      DEFICIT       STOCK
                                    -----------  -----------  ----------  -------------  ----------
Balance at September 30, 2000        41,540,211  $    41,540  $6,580,495  $ (8,392,405)  $(150,000)

Common stock issued for services      2,033,980        2,034     190,816             -           -

Common stock issued or issuable
  for cash                            2,521,311        2,521     202,879             -           -

Note payable converted to common
  stock                                 990,000          990     100,810             -           -

Accrued interest settled through
  issuance of common stock            1,721,815        1,722     170,460             -           -

Long-term debt contributed as
  additional paid-in capital                  -            -     642,051             -           -

Legal proceeding settled through
  issue of common stock                 737,000          737      72,963             -           -

Net loss for the nine months ended
  June 30, 2001                               -            -           -      (428,000)       -  _
                                    -----------  -----------  ----------  -------------  ----------

Balance at June 30, 2001             49,544,317  $    49,544  $7,960,474  $ (8,820,405)  $(150,000)
                                    ===========  ===========  ==========  =============  ==========

              See selected notes to consolidated condensed financial statements.

          ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   __________

1.   GENERAL
     -------
     The unaudited consolidated condensed financial statements included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, pursuant to such rules and regulations. These unaudited consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto of Entertainment Technologies & Programs, Inc. and Subsidiaries (the "Company") included in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2000 and 1999. Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

     In the opinion of management, the unaudited consolidated condensed financial information included herein reflect all adjustments, consisting only of normal, recurring adjustments, which are necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for a full year or any other interim period.

2.   BACKGROUND
     ----------
     Entertainment Technologies & Programs, Inc. ("ETP") and its wholly-owned subsidiaries (the "company") are engaged in three major areas of operations as follows:

     - Operation of night clubs and other entertainment facilities on United States military bases throughout the world, including the planning, promotion and production of live performances at such facilities.

     - Design and retail sale of professional sound and lighting equipment to both the United States military and the non-military consumer markets.

     -    Design  and  operation  of  amusement  facilities  and  equipment.

     The accompanying consolidated condensed financial statements include the accounts and transactions of ETP, along with its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

3.   COMPREHENSIVE  INCOME
     ---------------------

     The Company has adopted Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in a company's equity, except those resulting from investments by and distributions to owners. There was no difference between comprehensive loss and net loss for the three and nine months ended June 30, 2001 and 2000.

4.   INCOME  TAXES
     -------------

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has provided deferred tax valuation allowances for cumulative net operating tax losses to the extent that the net operating losses may not be realized. The difference between the federal statutory income tax rate and the Company's effective income tax rate is primarily attributed to changes in valuation allowances for deferred tax assets related to net operating losses.

5.   LITIGATION
     ----------

     The Company filed suit against Bronco Group Management, Inc. for breach of contract and against Bowling & Billiard Supplies, Inc. for tortuous interference with the business relationship between the Company and Bronco. The contract between the Company and Bronco contained a mandatory binding arbitration clause. Arbitration resulted in a judgment being entered against Bronco for breach of contract in the amount of $339,876. The Company has achieved a severance of the two causes of action and made the judgment against Bronco a final judgment and shall continue its case against Billiard for tortuous interference with a business relationship. The Company is aggressively pursuing this case and a favorable outcome and recovery in excess of $250,000 against Bowling Billiard is, in our opinion, probable.

     On February 14, 2001, Verizon Capital filed suit against the Company seeking to recover an unspecified amount of damages due to the Company's alleged breach of the lease agreement between Bell Atlantic and the Company dated May 18, 1998. On March 22, 2001, the Company filed its original answer asserting several affirmative defenses to Verizon Capital's claims. In addition, the Company filed a counterclaim asserting causes of action for breach of contract, breach of warranties, fraud, negligent misrepresentation and mutual mistake. The Company's counterclaims are based upon allegations that (1) a large portion of the equipment under the lease at issue was never delivered by the lessor, Bell Atlantic; (2) Bell Atlantic made various misrepresentations regarding its ability to deliver the equipment; and (3) Bell Atlantic wrongfully kept approximately $75,000 in insurance proceeds with respect to equipment that was damaged before it was transferred to the Company. The parties have engaged in significant settlement discussions to date. Settlement talks are currently ongoing. The Company cannot predict with any certainty the eventual outcome of this litigation or the settlement talks.

     On April 23, 2001, the Company filed suit against GameCom, Inc. and Ferris Productions, Inc. seeking to recover an unspecified amount of damages due to Ferris' alleged breach of a letter of intent between Ferris and the Company dated March 9, 2001. The Company also seeks injunctive and declaratory relief relating to the letter of intent. The Company asserts causes of action for breach of contract, fraud and tortuous interference. The Company's claims are based upon the Company's allegations that Ferris breached the letter of intent and that GameCom wrongfully interfered with the Company's rights under the letter of intent. On July 17, 2001, the Company filed a motion for partial summary judgment with respect to the counterclaims and seeking summary judgment in its favor on multiple issues. The Company cannot predict with any certainty the eventual outcome of the motion for summary judgment or this litigation.

6.   BUSINESS  SEGMENTS
     ------------------

     During the nine months ended June 30, 2001 and 2000, the Company operated primarily in three strategic business units that offer different products and services: providing military entertainment services, retail sale of sound and lighting equipment and design and operation of amusement facilities and equipment. Financial information regarding business segments is as follows:

                         MILITARY         RETAIL
                         ENTERTAINMENT    SALES     AMUSEMENT     OTHER       TOTAL
                         --------------  --------  -----------  ----------  -----------
     NINE MONTHS ENDED
       JUNE 30, 2001:

     Revenues            $    1,768,431  $459,627  $  307,254   $       -   $2,535,312
     Income (loss) from
       operations               328,868    49,641     (94,340)   (510,785)    (226,616)
     Total assets             1,076,719   461,690   1,261,902      78,328    2,800,311


     NINE MONTHS ENDED
       JUNE 30, 2000:

     Revenues            $    2,531,754  $825,764  $  390,232   $       -   $3,737,750
     Income (loss) from
       operations                35,362    97,040    (320,565)    (33,071)    (221,234)
     Total assets             1,553,966   554,980   3,076,828     162,609    5,348,383

     THREE MONTHS ENDED
       JUNE 30, 2001:

     Revenues            $      598,565  $327,898  $   98,244   $       -   $1,024,707
     Income (loss) from
       operations               122,882   108,844       5,899    (151,672)      85,953
     Total assets             1,076,719   461,690   1,261,902      78,328    2,800,311


     NINE MONTHS ENDED
       JUNE 30, 2000:

     Revenues            $      857,287  $215,173  $  274,114   $       -   $1,346,573
     Income (loss) from
       operations                15,623    25,811     (76,705)    118,763       83,492
     Total assets             1,553,966   554,980   3,076,828     162,609    5,348,383

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales are eliminated. The Company evaluates performance based on operating earnings of the respective business units.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
------   -----------------------------------------------------------------------
OF  OPERATIONS.
--------------

     The following discussion should be read in conjunction with the Company's unaudited consolidated interim financial statements and related notes thereto included in this quarterly report and in the unaudited consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contained in the Company's 10-KSB for the year ended September 30, 2000. Certain statements in the following MD&A are forward looking statements. Words such as "expects", "anticipates", "estimates" and similar expressions are intended to identify forward looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

     RESULTS  OF  OPERATIONS
     -----------------------

     THREE MONTHS ENDED JUNE 30, 2001 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2000:

     Revenues for the three months ended June 30, 2001 decreased by $321,866 from $1,346,573 for the three months ended June 30, 2000 to $1,024,707 for the three months ended June 30, 2001 primarily due to lack of sales of live entertainment to the military markets and the loss of revenues from the discontinued operation of the waterpark during the three months ended June 30, 2001.

     General and administrative expenses increased $28,515 from $324,534 for the three months ended June 30, 2000 to $353,049 for the three months ended June 30, 2001. This increase is primarily a result of legal expenses and legal settlements.

     Depreciation expense for the three months ended June 30, 2001 decreased $139,567 from $194,319 for the three months ended June 30, 2000 to $54,752 for the three months ended June 30, 2001. This decrease is due to the movement of certain assets, with a net book value of $1,909,547, to assets held for sale, and elimination of depreciation charges on those assets during the three months ended June 30, 2001.

     Interest expense decreased by $174,157 from $247,889 for the three months ended June 30, 2000 to $73,732 for the three months ended June 30, 2001. This decrease is a result of decreased interest charges on $2,600,000 of secured debt based on the Company's debt reduction plan.

     NINE MONTHS ENDED JUNE 30, 2001 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 2000:

     Revenues for the nine months ended June 30, 2001 decreased by $1,212,438 from $3,747,750 for the nine months ended June 30, 2000 to $2,535,312 for the nine months ended June 30, 2001 primarily due to lack of retail sales of professional sound and lighting equipment to the non-military consumer markets, the military markets and due to lack of sales of live entertainment to the military markets and the loss of revenues from the discontinued operations of the waterpark during the nine months ended June 30, 2001.

     General and administrative expenses decreased $142,748 from $1,354,892 for the nine months ended June 30, 2000 to $1,212,144 for the nine months ended June 30, 2001. This decrease is primarily a result of a reduction in common stock issued as compensation and legal settlements.

     Depreciation expense for the nine months ended June 30, 2001 decreased $295,995 from $582,957 for the nine months ended June 30, 2000 to $286,962 for the nine months ended June 30, 2001. This decrease is due to the movement of certain assets, with a net book value of $1,909,547, to assets held for sale, and elimination of depreciation charges on those assets during the nine months ended June 30, 2001.

     Interest expense decreased by $301,135 from $502,519 for the nine months ended June 30, 2000 to $201,384 for the nine months ended June 30, 2001. This decrease is a result of decreased interest charges on $2,600,000 of secured debt based on the Company's debt reduction plan.

     LIQUIDITY  AND  CAPITAL  RESOURCES
     ----------------------------------

     During the year ended September 30, 2000, the Company experienced negative financial results which have continued during the nine months ended June 30, 2001 as follows:

                                           NINE MONTHS
                                              ENDED        YEAR ENDED
                                            JUNE 30,      SEPTEMBER 30,
                                              2001             2000
                                          -------------  ---------------
     Net loss                             $   (428,000)  $   (2,226,489)

     Negative working capital               (2,555,780)      (5,442,904)

     Negative cash flows from operations      (257,222)        (403,055)

     Accumulated deficit                    (8,820,405)      (8,392,405)

     Stockholders' deficit                    (960,387)      (1,920,370)

     In addition to its negative financial results, the Company has also experienced operational problems as follows:

     - The Company is delinquent on payments of principal and accrued interest for a certain capital lease obligations (See Note 5 to the unaudited consolidated condensed financial statements). Additionally, at March 31, 2001, the Company is in violation of various financial and non-financial covenants included in such capital lease agreements on a long-term debt agreement for which waivers have not been obtained. Debt under those agreements has been classified as current in the accompanying financial statements and could be called by the creditors.

     Management has developed specific current and long-term plans to address its viability as a going concern as follows:

     - The Company has executed a debt reduction plan to exchange certain of its assets to repay approximately $2,900,000 of long-term debt and related accrued interest. The debt reduction plan is described below and was effective in March 2001.

     - Management is currently exploring ways to extinguish additional debt in exchange for assets or through issuance of common stock and to concentrate on its core business.

     - On July 17, 2001, the Company began the process of formulating a reconstructing plan for the amusement division, which suffered significant damage from the tropical storm named Allison that devastated the city of Houston on June 8, 2001. Although the Company continues to make progress in its Company-wide reconstructing efforts, the amusement division is faced with cash flow constraints in the near term. The Company, after the filing of certain documents with the Securities and Exchange Commission, will make an offer to all equipment leaseholders to exchange their capital leases for cash and/or stock.

     - Management of the Company strongly believes that with the debt reduction plan and with the additional depth to the management team and a focus on its core business that the Company will achieve adequate profitability and cash flow from operations to meet its current obligation.

     There can be no assurance that the Company will have the ability to implement its business plan and ultimately attain profitability. The Company's long-term viability as a going concern is dependent upon three key factors, as follows:

     - The Company's ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations in the near term.

     - The ability of the Company to control costs and expand revenues from existing or new businesses.

     - The ability of the Company to ultimately achieve adequate profitability and cash flows from operations to sustain its operations.

     As a result of covenant violations and other liquidity issues facing the Company, the Company's independent auditors included an emphasis paragraph in their report on the Company's financial statements for the year ended September 30, 2000 stating that these issues raise substantial doubt about the Company's ability to continue as a going concern.

     DEBT  REDUCTION  PLAN
     ---------------------

     The Company has obtained 100% approval and began the asset transfer under a debt reduction agreement (the "Debt Reduction Agreement"). Under the Debt Reduction Agreement the Investor Notes (See Note 6 to the Company's audited financial statements for the year ended September 30, 2000) were brought current and will ultimately be repaid through the Company's contribution of certain property (a waterpark facility, a racetrack and certain raw land) located in Midland, Texas and 2,200,000 shares of the Company's common stock, to a trust for liquidation, with the proceeds used for repayment of the Investor Notes. The Debt Reduction Agreement provides for any shortfall in the proceeds from liquidation of the property and shares of the Company's common stock to be satisfied through the Company's issuance of additional shares of the Company's common stock or through the trustee's foreclosing on certain other property pledged by the Company. If excess proceeds are received, such proceeds would be returned to the Company after satisfaction of fees of the trust.

     INFORMATION  REGARDING  AND  FACTORS  AFFECTING  FORWARD LOOKING STATEMENTS
     ---------------------------------------------------------------------------

     The Company is including the following cautionary statement in this Quarterly Report on Form 10-Q for any forward-looking statements made by, or on behalf of the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectation, beliefs or projections will result, or be achieved, or be accomplished.